Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS ING Bank, fsb and Subsidiaries As of December 31, 2011 and 2010 and for the Years Ended December 31, 2011 and 2010 With Report of Independent Auditors

ING Bank, fsb and Subsidiaries

Consolidated Financial Statements

Report of Independent Auditors

The Board of Directors and Shareholder

ING Bank, fsb

We have audited the accompanying consolidated statements of financial condition of ING Bank, fsb and Subsidiaries (the “Bank”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholder’s equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ING Bank, fsb and Subsidiaries at December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We also have examined, in accordance with attestation standards established by the American Institute of Certified Public Accountants, management’s assertion that ING Bank, fsb maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 5, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

March 5, 2012

ING Bank, fsb and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands, except par value)

	December 31,
	2011	2010
Assets
Cash and due from banks	$32,913	$47,818
Interest-bearing deposits in other banks	6,450,602	468,572

Cash and cash equivalents	6,483,515	516,390

Investment securities available for sale (amortized cost: 2011 – $29,666,388, 2010 – $27,726,403)	29,240,204	27,315,780
Investment securities held to maturity (estimated fair value: 2011 – $601,813, 2010 – $1,003,377)	575,026	934,574
Investment securities trading, at fair value	2,569	2,027
FHLB stock, at cost	370,360	454,705
Notes receivable held for sale	11,461,089	—
Notes receivable held for investment	—	15,516,521
Loans, net of allowance for loan losses (2011 – $452,065, 2010 – $439,010)	41,063,433	40,018,497
Premises and equipment, net	100,081	84,675
Accrued interest receivable	194,639	229,004
Prepaid assets	307,753	443,072
Bank-owned life insurance	1,121,310	1,079,065
Goodwill	119,739	119,739
Identifiable intangible assets, net	64,220	73,936
Deferred taxes, net	845,984	678,840
Other assets	262,576	328,640

Total assets	$92,212,498	$87,795,465

Liabilities and shareholder’s equity
Liabilities:
Deposits	$82,981,262	$77,656,801
Borrowings	—	1,063,000
Accrued interest payable	2,197	9,521
Other liabilities	176,095	180,996

Total liabilities	83,159,554	78,910,318

Commitments and contingencies (see Note 21)
Shareholder’s equity:
Common stock, $1 par value; 1,000 shares authorized, issued, and outstanding	1	1
Additional paid-in capital	9,647,068	9,641,536
Accumulated deficit	(317,798)	(473,642)
Accumulated other comprehensive loss, net of tax	(276,327)	(282,748)

Total shareholder’s equity	9,052,944	8,885,147

Total liabilities and shareholder’s equity	$92,212,498	$87,795,465

See accompanying notes to consolidated financial statements.

ING Bank, fsb and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands)

	Year Ended December 31,
	2011	2010
Interest income:
Mortgage-backed securities	$540,692	$635,205
Loans	1,658,423	1,728,825
Notes receivable	159,265	149,208
Other investments	149,797	157,915
Securities purchased under agreements to resell	—	175
Other interest income	9,805	5,505

Total interest income	2,517,982	2,676,833

Interest expense:
Deposits	836,090	958,687
Borrowings	15,080	173,163

Total interest expense	851,170	1,131,850

Net interest income	1,666,812	1,544,983
Provision for loan losses	465,101	497,310

Net interest income after provision for loan losses	1,201,711	1,047,673

Non-interest (loss) income:
Commission and subscription fee income	71,670	70,152
Bank-owned life insurance	42,245	39,293
Gain on sale of investment securities, net	51,372	31,286
Loss on debt terminations	(61,655)	(71,752)
Notes receivable fair value adjustment	(356,257)	—
Service charges and other income	27,035	26,829
Impairment on debt securities:
Total other-than-temporary losses	(319,455)	(166,518)
Portion of loss recognized in other comprehensive income	245,219	94,133

Net impairment loss recognized in earnings	(74,236)	(72,385)

Total non-interest (loss) income	(299,826)	23,423

Non-interest expense:
Salaries and employee benefits	240,360	219,075
FDIC expense	135,746	177,617
Marketing	74,915	80,545
Professional services	38,213	34,502
Depreciation	32,975	30,905
Occupancy	26,459	25,472
Data communication and processing	20,470	20,637
Head office management fee	13,120	10,721
Other real estate owned expense, net	11,499	33,023
Amortization of intangible assets	9,716	14,177
Other	60,734	59,118

Total non-interest expense	664,207	705,792

Income before income tax expense	237,678	365,304
Income tax expense	81,834	101,326

Net income	$155,844	$263,978

See accompanying notes to consolidated financial statements.

ING Bank, fsb and Subsidiaries

Consolidated Statements of Changes in Shareholder’s Equity

and Comprehensive Income

(Dollars in thousands)

	Comprehensive Income	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder’s Equity
Balance, December 31, 2009		$1	$9,638,778	$(737,620)	$(1,041,144)	$7,860,015
Issuance of group stock options		—	2,758	—	—	2,758
Comprehensive income:
Net income	$263,978	—	—	263,978	—	263,978
Other comprehensive income:
Unrealized gain on securities:
Change in unrealized loss on securities available for sale, net of tax $(448,205)	780,908	—	—	—	780,908	780,908
Less: Reclassification adjustment for gains on sales included in net income, net of tax $8,678	(22,608)	—	—	—	(22,608)	(22,608)
Employee benefit plan adjustment, net of tax $(52)	96	—	—	—	96	96

Other comprehensive income	758,396

Comprehensive income	$1,022,374

Balance, December 31, 2010		$1	$9,641,536	$(473,642)	$(282,748)	$8,885,147
Issuance of group stock options		—	5,532	—	—	5,532
Comprehensive income:
Net income	$155,844	—	—	155,844	—	155,844
Other comprehensive income:
Unrealized gain on securities:
Change in unrealized loss on securities available for sale, net of tax $(21,709)	38,976	—	—	—	38,976	38,976
Less: Reclassification adjustment for gains on sales included in net income, net of tax $18,854	(32,518)	—	—	—	(32,518)	(32,518)
Employee benefit plan adjustment, net of tax $20	(37)	—	—	—	(37)	(37)

Other comprehensive income	6,421

Comprehensive income	$162,265

Balance, December 31, 2011		$1	$9,647,068	$(317,798)	$(276,327)	$9,052,944

See accompanying notes to consolidated financial statements.

ING Bank, fsb and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$155,844	$263,978
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,975	30,905
Provision for loan losses	465,101	497,310
Impairment on debt securities	74,236	72,385
Amortization of premiums and deferred costs on investment securities, notes receivable, and loan portfolios, net	164,507	267,289
TDR interest accretion	(43,265)	(29,725)
Gain on sale of investment securities, net	(51,372)	(31,286)
Notes receivable fair value adjustment	356,257	—
Loss on other real estate owned	7,581	21,923
Loss on debt terminations	61,655	71,752
Amortization of identifiable intangible assets	9,716	14,177
Stock compensation expense	5,532	2,758
Employee benefit plan adjustment	(37)	96
Loans originated for sale	(10,194)	(3,131)
Proceeds from sale of loans	10,831	2,494
Decrease in deferred income tax (expense) benefit	(158,140)	85,111
Decrease in accrued interest receivable	34,365	26,140
(Increase) decrease in trading securities	(542)	113
Decrease in prepaid assets	73,484	172,119
Increase in value of bank-owned life insurance	(42,245)	(39,293)
Decrease in other assets	6,392	551,217
Decrease in accrued interest payable	(7,324)	(45,338)
Increase (decrease) in other liabilities	23,819	(14,622)

Net cash provided by operating activities	1,169,176	1,916,372

Cash flows from investing activities
Purchases of available-for-sale securities	(7,406,090)	(6,728,397)
Proceeds from paydowns of available-for-sale securities	4,289,718	4,431,469
Proceeds from sales of available-for-sale securities	1,373,637	585,068
Proceeds from paydowns of held-to-maturity securities	383,789	182,268
Increase in loan originations, net	(1,561,329)	(3,762,788)
Purchase of loan portfolios and advances	(618,718)	(705,936)
Decrease in reverse repurchase agreements	—	500,007
Proceeds from the sale of other real estate owned	432,914	253,792
Proceeds from payments on notes receivable	3,668,258	4,781,267
Additions of premises and equipment, net	(48,381)	(26,296)
Proceeds from redemption of FHLB stock	84,345	23,932

Net cash provided by (used in) investing activities	598,143	(465,614)

ING Bank, fsb and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(Dollars in thousands)

	Year Ended December 31,
	2011	2010
Cash flows from financing activities
Increase in deposits, net	$5,324,461	$2,581,154
Decrease in borrowings, net	(63,000)	(3,050,247)
Early termination of borrowings	(1,061,655)	(3,071,752)

Net cash provided by (used in) financing activities	4,199,806	(3,540,845)

Net increase (decrease) in cash and cash equivalents	5,967,125	(2,090,087)
Cash and cash equivalents, beginning of year	516,390	2,606,477

Cash and cash equivalents, end of year	$6,483,515	$516,390

Supplemental disclosures of cash flow information
Cash payments for interest	$858,494	$1,177,188
Taxes paid to (received from) the government	229,470	(552,448)
Tax reimbursements to the Corporation	41,984	15,637

Supplemental disclosures of non-cash activities
Transfer of loans resulting in receipt of securities	277,108	850,715
Transfer of loans to other real estate owned	380,862	448,447
Tax sharing agreement with the Corporation	11,985	13,574

See accompanying notes to consolidated financial statements.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements

(All dollar amounts presented in tables are in thousands)

1. Business

ING Bank, fsb (individually or together with its consolidated subsidiaries, the “Bank”), headquartered in Wilmington, DE, is a federal stock savings bank organized under the laws of the United States of America (“U.S.”). As a federal stock savings bank, the Bank is subject to the supervision and regulation of the Office of the Comptroller of the Currency (the “OCC”) and the Consumer Financial Protection Bureau and is a member of the Federal Deposit Insurance Corporation (the “FDIC”). The Bank is a wholly owned subsidiary of ING DIRECT Bancorp (the “Corporation”), which in turn is an indirect wholly owned subsidiary of ING Group, N.V. (the “Global Parent Company”).

The Bank’s strategy is to be a low-cost provider of financial services by offering clients simple and transparent products and excellent service. The Bank’s products and services consist of loan and deposit products, as well as investment and retirement services delivered directly to customers throughout the U.S. principally over the telephone and through the Internet and by the U.S. mail and other delivery methods.

The Bank is the parent of ING DIRECT Securities, Inc. (“IDSI”). IDSI is the holding company for ShareBuilder Corporation, which is the parent of ING Direct Investing, Inc. (the “Securities Company”). The Securities Company is a direct based broker-dealer of securities located in Seattle, Washington, is registered with the Securities and Exchange Commission (the “SEC”) and is a member of the Financial Industry Regulatory Authority (“FINRA”). The Securities Company provides broker-dealer services to self-directed investors and employer sponsored 401(k) plans.

On June 16, 2011, the Global Parent Company announced that it had reached an agreement with Capital One Financial Corporation (“Capital One”) to sell all outstanding shares of ING Bank, fsb (the “Bank”) and certain other U.S. assets and liabilities of the Corporation (referred to herein as the “Bank Sale”), for total proceeds of approximately $9.0 billion in a combination of cash and shares. The divestment of the Bank is part of the Global Parent Company’s restructuring plan which was filed with the European Commission in 2009 to obtain the Commission’s approval for support the Global Parent Company received from the Dutch government (the “Dutch State”) as a result of the financial crisis. In connection with the sale of the Bank, the Bank reached an agreement with the Global Parent Company to sell the Illiquid Assets Back-up Facility (the “Facility” or the “IABF”) notes receivable to a wholly owned subsidiary of the Global Parent Company at fair value on the closing date, which is to occur immediately prior to the divestment of the Bank to Capital One. The sale of the notes receivable serves to remove the Bank from the Facility by putting ING Bank N.V. in its place as counterparty for the Dutch State. See Note 6 for further details on the sale of the IABF.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

After receiving all necessary regulatory approvals and in accordance with the terms of the Bank Sale, Capital One acquired the Bank and certain other U.S. assets and liabilities of the Corporation for approximately $9.0 billion in a combination of cash and shares on February 17, 2012. Immediately prior to the Bank Sale, the Bank sold the IABF note receivable to a subsidiary of the Global Parent Company at the February 17, 2012 fair value of the note for proceeds of approximately $10.9 billion including accrued interest receivable. As a result of the acquisition of the Bank by Capital One, the Bank’s assets and liabilities will be recorded at their estimated fair values as of February 17, 2012. For more information about the terms of the Bank Sale, its effect on the consolidated financial statements or the terms of the sale of the IABF note, see Notes 27 and 6, respectively, in these financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accounting and reporting policies of the Bank conform to generally accepted accounting principles in the United States (“GAAP”) and to general practices within the banking industry. Financial Accounting Standards Board (“FASB”) Accounting Standards CodificationTM (the “Codification” or “ASC”) is the sole source of authoritative GAAP recognized by the FASB. Changes to the Codification are communicated through an Accounting Standards Update (“ASU”).

Basis of Consolidation

The consolidated financial statements include, after all intercompany balances and transactions have been eliminated, the accounts of the Bank and its wholly owned subsidiaries, including the Securities Company and ING DIRECT Insurance Agency, LLC.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the value of the Bank’s assets and liabilities, disclosures of contingent assets and liabilities, and the reported amounts of income and expense. Significant estimates that are particularly susceptible to change in the near term include the allowance for loan losses, the amortization and accretion of premiums and discounts on loans, notes receivable and investments, goodwill, intangible assets, other real estate owned, income taxes and the related deferred tax asset, and the fair value of financial instruments, including the recognition of other-than-temporary impairment (“OTTI”) charges. Current market conditions, including unemployment rates and the general performance of the housing sector, increase the risk and complexity in the judgments of these estimates. Actual results may differ from these estimates under different assumptions or conditions.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Reclassifications

Certain amounts in prior years have been reclassified to conform to the current year presentation. These reclassifications had no effect on net income.

Investment Securities

Investment securities are classified as either held-to-maturity securities, available-for-sale securities or trading securities. The purchase and sale of the Bank’s investment securities are recorded as of trade date. Management determines the appropriate classification of securities at the time of purchase. The following provides further information on the accounting for investment securities.

Held-to-maturity securities – Investment securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and carried at their amortized cost, which is the remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts.

Available-for-sale securities – Investment securities that are not classified as held to maturity nor held for the purpose of trading in the near term are classified as available-for-sale securities. Available-for-sale securities include securities that management intends to use as part of its asset/liability management strategy, including securities that may be sold in response to changes to market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments. Available-for-sale securities are carried at their estimated fair value. Unrealized gains and losses are excluded from earnings and are reported net of tax as other comprehensive income or loss, within shareholder’s equity, until realized, including those recognized through an OTTI charge.

Trading securities – Trading securities are recorded at fair value with gains and losses recognized in earnings. The Bank’s trading securities include odd lot and fractional shares of readily marketable common stock, exchange-traded funds and mutual funds retained when shares are purchased by the Securities Company on behalf of customers.

Interest on investments, including amortization and accretion of premiums and discounts on investment securities, is recognized in interest income. Amortization and accretion of premiums and discounts is recognized using the effective interest method. Premiums and discounts on prepayment sensitive investments are amortized over their estimated lives using prepayment assumptions based on actual prepayment experience and expected prepayment levels. Gains and losses on sales of investment securities are computed on the specific-identification basis and included in non-interest income based on trade date.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

On a quarterly basis, in accordance with ASC 320, Investments—Debt and Equity Securities, the Bank reviews its investment securities that have a fair value less than the amortized cost of the security in order to determine if the decline in fair value is other-than-temporary. The Bank considers many factors and available evidence, including the duration and extent to which the fair value has been less than cost. ASC 320 requires the Bank to assess if an OTTI exists by considering whether (a) the Bank has the intent to sell, (b) it is more likely than not that the Bank will be required to sell the security before recovery of its cost basis, or (c) it does not expect to recover the entire amortized cost basis of the security. If the Bank does not intend to sell, and it is more likely than not that the Bank will not be required to sell a debt security before recovery of its cost basis, the guidance requires a company to bifurcate the OTTI into (a) the amount representing credit loss and (b) the amount related to all other factors.

The amount of OTTI related to credit loss is recognized in earnings and the amount related to all other factors is recognized in other comprehensive income or loss, net of applicable tax. Securities with unrealized losses that are determined to be other-than-temporary and that the Bank intends to sell or it is more likely than not that the Bank will be required to sell before the recovery of a security’s cost basis, are written down to fair value, with the entire amount recognized in earnings. See Note 4 for a summary of the key base assumptions used to estimate other-than-temporary impairment.

Notes Receivable

Due to a change in the Bank’s intent resulting from the expected divestment of the Bank to Capital One, the notes were re-characterized during 2011 from held for investment, which were carried at amortized cost, to held for sale, which are carried at the lower of cost or fair value. Interest on the notes receivable is recognized in interest income. See Note 6 for further discussion of the notes receivable.

Loans

Loans include loans held for investment and loans held for sale.

Loan held for investment – Loans held for investment, also referred to as the loan portfolio, are stated at the principal amount outstanding, net of premiums and discounts, and deferred loan fees and costs. Premiums and discounts, loan origination fees, and direct loan costs are capitalized and amortized over the estimated term of the respective loan period on a straight-line basis, which approximates the effective interest method for these loans.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Loans held for sale – Loans held for sale are carried at the lower of cost or estimated fair value, on an aggregate basis. Loans held for sale are loans originated through a financial intermediary that has a contractual obligation to purchase the loans from the Bank. During the third quarter of 2011, the bank discontinued originating loans through this financial intermediary.

Interest income is recognized in earnings based upon the principal amount outstanding. Nonaccrual loans are those on which the accrual of interest has ceased. Loans are placed on non-accrual status if, in the opinion of management, collection is doubtful, or when principal or interest is past due 90 days or more. Interest accrued, but not collected at the date a loan is placed on non-accrual status, is reversed and charged against interest income. Subsequent interest receipts are applied either to the outstanding principal or recorded as interest income, depending on management’s assessment of ultimate collectability of principal and interest. In any case, the deferral or non-recognition of interest does not constitute forgiveness of the borrower’s obligation. Loans remain on non-accrual status until such time as it is sufficiently evident that continued repayment is assured and the full collection of the loan is likely. Delinquency is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is the Bank’s best estimate of known and inherent losses in the loan portfolio as of the reporting date. Management considers various factors when estimating the allowance for loan losses, including historical charge-off experience, adjusted for any known trends in the portfolio, consideration of peer experience if the Bank’s experience is limited, current economic conditions, and other relevant factors that might impact the ability of borrowers to repay. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations.

Management monitors its allowance and reviews the factors used in determining the allowance on at least a quarterly basis. Adjustments to the allowance are recorded against the provision for loan losses. Due to the nature of the loan portfolio, the Bank’s evaluation of the adequacy of the allowance for loan losses is performed primarily on a “pooled” basis. The allowance also includes an evaluation of impaired loans, as defined by ASC 310, Receivables. A loan is considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to contractual terms of the loan. Impaired loans are assessed to determine whether the loan’s carrying value is in excess of its fair value, which is determined by comparing it to either the fair value of the underlying collateral or the present value of the loan’s expected cash flows.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

It is the Bank’s policy on mortgage loans to charge-off the principal that exceeds the fair value of the underlying collateral, less cost to sell, when it becomes 180 days past due. Consumer loans are charged off when deemed uncollectible or after reaching 120 days past due. All other loans are charged off when they are deemed uncollectible. Subsequent recoveries, if any, are credited to the allowance for loan losses. The Bank establishes the allowance for loan losses after considering the results of its review as described above. This process and methodology are applied in a consistent manner and the methods and assumptions used are reassessed and modified in response to changing conditions.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

From time to time, the Bank enters into purchases of securities under agreements to resell and sales of securities under agreements to repurchase. In accordance with ASC 860, Transfers and Servicing, these agreements are accounted for as collateralized financing transactions and recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained or returned as appropriate. The Bank maintains control of the securities pledged as collateral for these agreements, and they are carried in the securities portfolio.

Premises and Equipment

Premises and equipment, including leasehold improvements, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Asset Type	Estimated Useful Life
Building	15 to 40 years
Computer equipment and software	3 to 5 years
Furniture, fixtures, and equipment	5 years
Leasehold improvements	Lesser of the useful life or the remaining lease term, including renewals, if applicable

Expenditures for maintenance and repairs are charged to earnings as incurred. Gains or losses upon disposition are reflected in earnings as realized.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Goodwill and Intangibles

Goodwill is the excess of the cost of a business acquired over the fair value of net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not amortized but is tested for potential impairment on an annual basis, or when events or circumstances indicate a potential impairment, at the reporting unit level. Per ASC 350, Intangibles—Goodwill and Other, a goodwill impairment analysis is a two-step test. Step one, which is used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and step two is not necessary. If the carrying amount of the reporting unit exceeds its fair value, step two is performed to measure the amount of impairment loss, if any. A loss is recorded to non-interest expense to the extent that the carrying amount of goodwill exceeds its implied fair value and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses are not permitted under GAAP.

The Bank’s identified intangibles are amortized on a straight-line basis over the period the assets are expected to contribute to the cash flows of the Bank, which reflect the expected pattern of benefit, up to 17 years. The following provides the Bank’s amortization period for each intangible asset:

Identifiable Intangible Asset	Amortization Period
Customer relationship intangible	14 years
Partner relationship channel intangible	17 years
Developed technology	5 years
Core deposit intangible related to NetBank, fsb(1)	3 years
Trade name and trademark	10 years
License	11 years

(1)	Amortization is based upon the estimated useful life of the acquired deposits

In accordance with ASC 350, an intangible asset subject to amortization shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable, such as a significant or adverse change in the business climate that could affect the value of the intangible asset. For intangible assets subject to amortization, impairment exists when the carrying amount of the intangible asset exceeds the sum of the undiscounted cash flows expected to result from the use of the asset. An impairment loss is recorded to the extent that the carrying amount of the intangible asset exceeds its estimated fair value based upon the discounted future cash flows.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Other Real Estate Owned

Other real estate owned is comprised of properties the Bank has acquired through foreclosure, or deed in lieu of foreclosure, as a result of borrowers who have defaulted on their residential mortgage obligations.

Other real estate owned is recorded at the lower of cost or fair value less estimated cost to dispose. Costs to maintain other real estate owned and any subsequent gains or losses are included in the Company’s Consolidated Statements of Operations in the “Other real estate owned expense, net” line.

Income Taxes

The Bank accounts for income taxes in accordance with ASC 740, Income Taxes. The Corporation, which includes the Bank and its subsidiaries, files a consolidated federal income tax return. The amount of income tax expense or benefit is computed and allocated on a separate-return basis. ASC 740 requires the recording of deferred income taxes that reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, including operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in earnings in the period that includes the enactment date. A valuation allowance is established against net deferred tax assets when, in the judgment of management, it is more likely than not that such net deferred tax assets will not become realizable. Future adjustments to the valuation allowance may be necessary if actual results differ substantially from the assumptions and other considerations used in making the valuation allowance. The Bank recognizes, when applicable, interest and penalties related to unrecognized tax benefits in income tax expense in the Consolidated Statements of Operations.

Advertising Expense

The Bank recognizes the cost of indirect response advertising as expense as the costs are incurred.

Recent Accounting Pronouncements

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

05. ASU 2011-12 defers the requirements of ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income, to present, on the face of the financial statements, the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. The Board has not yet set an end date for the deferral period. During the deferral period, entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the requirements in effect prior to ASU 2011-05. All other requirements of ASU 2011-05, which are effective for fiscal years beginning after December 15, 2011 for public entities and fiscal years ending after December 15, 2012 for nonpublic entities, are not affected by this update. The other requirements and effective dates of ASU 2011-05 are discussed below in this Note. The adoption of ASU 2011-12 will not have an impact on the Bank’s consolidated financial position or results of operations as it only requires a change in the format of current presentation.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210), Disclosures about Offsetting Assets and Liabilities. The amendments in ASU 2011-11 require an entity to disclose information about offsetting and related arrangements to allow financial statement users to understand the affect these arrangements have on the financial statements. Under the amendments and among other requirements, entities will be required to disclose both gross and net information for instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting agreement. This scope would include derivatives, sale and repurchase agreements, reverse sale and repurchase agreements and securities borrowing and securities lending arrangements. The ASU is effective for annual and interim reporting periods beginning on or after January 1, 2013. Adoption of ASU 2011-11 will not have an impact on the Bank’s financial position or results of operations but will have an effect on disclosures related to offsetting assets and liabilities.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other (Topic 350), Testing Goodwill for Impairment. The ASU amends the goodwill impairment testing guidance by introducing an option for entities to first make a qualitative evaluation about the likelihood that goodwill impairment has occurred. If, based on the qualitative test, an entity determines that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, no further impairment testing is necessary. If the entity concludes otherwise, it would be required to perform the first step of the two-step impairment test. The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Bank has not adopted this guidance, and does not expect the adoption of this standard to have an impact on its financial position or results of operations.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), Presentation of Comprehensive Income. The update is intended to improve comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This update amends existing guidance by allowing only two options for presenting the components of net income and other comprehensive income: (1) in a single continuous financial statement, statement of comprehensive income or (2) in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. Also, items that are reclassified from other comprehensive income to net income must be presented on the face of the financial statements. This update also eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. ASU 2011-05 requires retrospective application, and it is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The adoption of ASU 2011-05 will not have an impact on the Bank’s consolidated financial position or results of operations as it only requires a change in the format of current presentation.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The update is intended to ensure that fair value has the same meaning for U.S. GAAP and IFRS and that their respective fair value measurement and disclosure requirements are the same, except for minor differences in wording and style. Consequently, the amendments change the wording used to describe many of the requirements for measuring fair value and for disclosing information about fair value measurements. In addition, it clarifies the intent about the application of existing fair value measurement requirements and changes to a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. Some disclosures required by the amendment are not required for nonpublic entities. The amendments are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. The Bank adopted this new guidance on January 1, 2012, and it did not have an impact on the Bank’s financial position or results of operations.

In April 2011, the FASB issued ASU 2011-03, Transfers and Servicing (Topic 860), Reconsideration of Effective Control for Repurchase Agreements. Under current accounting guidance related to repurchase agreements, a transferor is considered to maintain effective control over the transferred financial assets if, among other things, the transferor has the ability to repurchase or redeem the transferred assets on substantially the same terms, even in the event of default by the transferee. To comply with this criterion, the transferor must maintain cash or collateral sufficient to fund the cost of purchasing replacement assets from another party if the transferee were to default on the agreement. This update amends current guidance related to repurchase agreements by removing from the assessment of effective control 1) the criterion

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

requiring the transferor to have the ability to repurchase or redeem the financial assets, even in the event of default by the transferee and 2) the collateral maintenance guidance related to that criterion. Other criteria related to the assessment of effective control are not changed by this update. This guidance is effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The Bank adopted this new guidance on January 1, 2012, and it did not have an impact on the Bank’s financial position or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310), Clarifications to Accounting for Troubled Debt Restructurings by Creditors. The update provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring (“TDR”), both for purposes of recording impairment and disclosing TDRs. A restructuring of a credit arrangement is considered a TDR if the restructuring constitutes a concession, and the debtor is experiencing financial difficulties. The ASU also requires public entities to disclose the information about TDRs that are required by ASU 2010-20, Receivables (Topic 310), Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which was previously deferred by ASU 2011-01, Receivables (Topic 310), Deferral of the Effective Date of Disclosures about Troubled Debt Restructuring in Update No. 2010-20. For public entities, the new guidance was effective for the first interim or annual period beginning on or after June 15, 2011. The disclosures about TDRs required by ASU 2010-20 were effective for the interim reporting period ending September 30, 2011. For non-public entities, the guidance is effective for annual periods ending on or after December 15, 2012, including interim periods within those annual periods. The effective date for the TDR disclosures required by ASU 2010-20 are unchanged by ASU 2011-02 and remain effective for periods ending on or after December 15, 2011. ASU 2010-10’s TDR disclosure requirements are reflected in Note 7. The Bank’s adoption of ASU 2011-02 did not affect its financial statements, and the Bank does not expect it to have a material effect on its accounting for prospective TDRs.

In December 2010, the FASB issued ASU 2010-28, Intangibles—Goodwill and Other (Topic 350), When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. The update amends goodwill impairment testing guidance for entities that have reporting units with zero or negative carrying values. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if, based on a qualitative assessment, it is more likely than not that a goodwill impairment exists. For public entities, this guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. For non-public entities, the amendments are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011, with early adoption permitted. The Bank did not early adopt this guidance. The Bank does not expect the guidance to have an impact on its financial position or results of operations.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

In July 2010, the FASB issued ASU 2010-20 which amends ASC 310 by requiring disclosure which provides a greater level of disaggregated information about the credit quality of financing receivables and related allowance for credit losses as well as certain other information on amounts past due, modifications, redefaults, and additional other information. The disclosures required by this guidance are effective for annual periods ending after December 15, 2011 for non-public entities. For public entities, the disclosures as of the end of the reporting period are effective for interim and annual periods ending on or after December 15, 2010 and the disclosures about activity that occurs during a reporting period are effective for interim and annual periods beginning on or after December 15, 2010. The ASU’s disclosure requirements are reflected in Notes 7 and 8 in this report. As the guidance amends only the disclosure requirements, its adoption did not impact the Bank’s financial condition or results of operations.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurement, which amends ASC 820, Fair Value Measurements and Disclosures, by among other items, (1) requiring additional disclosures related to transfers in and out of Level 1 and Level 2 fair value measurements, including the reasons for the transfers and (2) a gross presentation of purchases, sales, issuances and settlements activity within the reconciliation for fair value measurements using significant unobservable inputs (Level 3). Additionally, this guidance clarifies the disclosure requirements related to the level of disaggregation and valuation techniques and inputs of recurring and non-recurring fair value measurements. The guidance was effective for the first interim or annual period beginning after December 15, 2009, except for the gross presentation of purchases, sales, issuances and settlements in the Level 3 rollforward, which is required for interim and annual periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not have an impact on the Bank’s financial condition or results of operations. See Note 25 for the expanded disclosures due to this new guidance.

3. Cash and Cash Equivalents

Cash and cash equivalents include deposits at the Federal Reserve Bank and money market funds, which are reported in interest-bearing deposits in other banks. These accounts represent excess liquid funds for the Bank. At December 31, 2011 and 2010, the Bank had $6.4 billion and $420.4 million, respectively, of deposits at the Federal Reserve Bank.

The Bank is required to maintain an average reserve balance, as established by the Federal Reserve Bank. The reserve balances for the reserve computational periods at December 31, 2011 and 2010 were $14.9 million and $4.5 million, respectively. Further, the Bank maintained a clearing reserve balance with the Federal Reserve Bank in the amount of $10.0 million at December 31, 2011 and 2010.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

4. Investment Securities

The following table provides the amortized cost and estimated fair value of available-for-sale and held-to-maturity investment securities at December 31, 2011 and 2010:

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses-OTTI(1)	Gross Unrealized Losses-Other(2)	Total Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities
Government obligations:
Government guaranteed securities	$6,489,146	$48,365	$—	$(6)	$(6)	$6,537,505
U.S. Treasuries	1,859,246	81,657	—	—	—	1,940,903
Mortgage-backed securities:
Agency pass-through securities	16,952,347	335,811	—	(7,713)	(7,713)	17,280,445
Prime	664,993	301	(12,752)	(64,322)	(77,074)	588,220
Alt-A	2,839,039	19,707	(673,874)	(52,483)	(726,357)	2,132,389
Commercial	273,270	2,692	(1,976)	(17,079)	(19,055)	256,907
Subprime	142,373	972	(72,885)	(9,714)	(82,599)	60,746
Covered Bonds	428,874	415	—	(3,744)	(3,744)	425,545
Mutual funds	17,100	444	—	—	—	17,544

Total available-for-sale securities	29,666,388	490,364	(761,487)	(155,061)	(916,548)	29,240,204

Held-to-maturity securities
Mortgage-backed securities:
Agency pass-through securities	4,269	210	—	—	—	4,479
Commercial	570,757	26,620	—	(43)	(43)	597,334

Total held-to-maturity securities	575,026	26,830	—	(43)	(43)	601,813

Total investment securities	$30,241,414	$517,194	$(761,487)	$(155,104)	$(916,591)	$29,842,017

(1)	Represents the amount of cumulative non-credit other-than-temporary impairment (OTTI) losses recorded on securities that also had credit impairments. These losses are included in total gross unrealized losses.
(2)	Represents the amount of cumulative gross unrealized losses on securities for which the Bank has not recognized OTTI.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses-OTTI(1)	Gross Unrealized Losses-Other(2)	Total Gross Unrealized Losses	Estimated Fair Value
Available-for-sale securities
Government obligations:
Government guaranteed securities	$6,917,223	$104,638	$—	$(622)	$(622)	$7,021,239
U.S. Treasuries	1,931,845	81,179	—	—	—	2,013,024
Mortgage-backed securities:
Agency pass-through securities	13,791,815	246,689	—	(20,693)	(20,693)	14,017,811
Prime	974,389	1,272	(3,459)	(53,260)	(56,719)	918,942
Alt-A	3,658,629	34,139	(610,797)	(96,458)	(707,255)	2,985,513
Commercial	288,948	5,138	(3,746)	(27,739)	(31,485)	262,601
Subprime	147,208	802	(59,794)	(8,178)	(67,972)	80,038
Mutual funds	16,346	375	—	(109)	(109)	16,612

Total available-for-sale securities	27,726,403	474,232	(677,796)	(207,059)	(884,855)	27,315,780

Held-to-maturity securities
Mortgage-backed securities:
Agency pass-through securities	12,752	645	—	—	—	13,397
Commercial	921,822	68,195	—	(37)	(37)	989,980

Total held-to-maturity securities	934,574	68,840	—	(37)	(37)	1,003,377

Total investment securities	$28,660,977	$543,072	$(677,796)	$(207,096)	$(884,892)	$28,319,157

(1)	Represents the amount of cumulative non-credit other-than-temporary impairment (OTTI) losses recorded on securities that also had credit impairments. These losses are included in total gross unrealized losses.
(2)	Represents the amount of cumulative gross unrealized losses on securities for which the Bank has not recognized OTTI.

Included in the Bank’s accrued interest receivable on the Consolidated Statements of Financial Condition was $65.9 million and $79.6 million of accrued interest receivable on investment securities at December 31, 2011 and 2010, respectively. As of December 31, 2011 and 2010, the Bank held available-for-sale debt securities issued by foreign governments and institutions, including the International Bank for Reconstruction and Development (affiliate of the World Bank), the European Investment Bank (European Union), KFW (Germany), NIBC Bank N.V. (Netherlands), Royal Bank of Scotland PLC (Scotland) and SBAB Bank AB and Swedebank AB (Sweden), all of which are classified in the table above as government guaranteed securities. The estimated fair value of these securities was $1.1 billion at December 31, 2011 and 2010. In addition, the Bank held available-for-sale covered bonds with an estimated fair value of $425.5 million at December 31, 2011 issued by the Bank of Nova Scotia (Canada), National Bank of Canada (Canada), Canadian Imperial Bank (Canada) and Nordea Eiendomskreditt AS (Norway). All foreign securities are investment grade rated and all countries are AAA rated.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Contractual Maturities

The amortized cost and fair value of the Bank’s investment securities, by contractual maturity, at December 31, 2011 are shown in the following table. Actual maturities may differ from contractual maturities as borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for sale		Held to maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
December 31, 2011
Due in one year or less	$6,209,597	$6,248,218	$—	$—
Due after one year through five years	2,029,381	2,108,537	—	—
Due after five years through ten years	109,414	121,653	—	—

Total investment securities, excluding mortgage-backed securities and mutual funds	8,348,392	8,478,408	—	—
Mortgage-backed securities	21,300,896	20,744,252	575,026	601,813
Mutual funds	17,100	17,544	—	—

Total investment securities	$29,666,388	$29,240,204	$575,026	$601,813

The following table provides further information regarding the carrying values and contractual maturities of the Bank’s investment securities at December 31, 2011 and 2010. The available-for-sale securities are carried at fair value, and the held-to-maturity securities are carried at amortized cost. The table does not include the effect of prepayments or scheduled principal amortization.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	Carrying Value
	Due in one year or less	Due after one year through five years	Due after five years through ten years	Due after ten years	Total
December 31, 2011
Available-for-sale securities(1)
Government obligations:
Government guaranteed securities	$6,248,218	$289,287	$—	$—	$6,537,505
U.S. Treasuries	—	1,819,250	121,653	—	1,940,903
Mortgage-backed:
Agency pass-through securities	103,172	86,930	1,736,826	15,353,517	17,280,445
Prime	—	—	—	588,220	588,220
Alt-A	—	—	8,336	2,124,053	2,132,389
Commercial	—	—	14,222	242,685	256,907
Subprime	—	—	—	60,746	60,746
Covered Bond	—	425,545	—	—	425,545

Total available-for-sale securities	6,351,390	2,621,012	1,881,037	18,369,221	29,222,660

Held-to-maturity securities
Mortgage-backed:
Agency pass-through securities	4,269	—	—	—	4,269
Commercial	—	—	1,337	569,420	570,757

Total held-to-maturity securities	4,269	—	1,337	569,420	575,026

Total investment portfolio	$6,355,659	$2,621,012	$1,882,374	$18,938,641	$29,797,686

(1)	Does not include mutual funds which have an estimated fair value of $17.5 million.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	Carrying Value
	Due in one year or less	Due after one year through five years	Due after five years through ten years	Due after ten years	Total
December 31, 2010
Available-for-sale securities(1)
Government obligations:
Government guaranteed securities	$415,410	$6,605,829	$—	$—	$7,021,239
U.S. Treasuries	—	1,032,040	980,984	—	2,013,024
Mortgage-backed:
Agency pass-through securities	—	253,027	2,144,781	11,620,003	14,017,811
Prime	—	—	—	918,942	918,942
Alt-A	—	—	13,337	2,972,176	2,985,513
Commercial	—	—	16,796	245,805	262,601
Subprime	—	—	—	80,038	80,038

Total available-for-sale securities	415,410	7,890,896	3,155,898	15,836,964	27,299,168

Held-to-maturity securities
Mortgage-backed:
Agency pass-through securities	—	12,752	—	—	12,752
Commercial	—	—	29,879	891,943	921,822

Total held-to-maturity securities	—	12,752	29,879	891,943	934,574

Total investment portfolio	$415,410	$7,903,648	$3,185,777	$16,728,907	$28,233,742

(1)	Does not include mutual funds which have an estimated fair value of $16.6 million.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Securities Gains and Losses

During the years ended December 31, 2011 and 2010, the Bank sold specifically identified available-for-sale securities with an amortized cost of $1.3 billion and $553.8 million, respectively, to unrelated third parties.

Net realized gains from sales of available-for-sale securities for the years ended December 31, 2011 and 2010 are as follows:

	Year ended December 31,
	2011	2010
Realized gains	$51,372	$31,286
Realized losses	—	—

Net realized gains	$51,372	$31,286

Total proceeds from sales	$1,373,637	$585,068

The net realized gains included in the table above were reclassified from other comprehensive income, net of deferred tax assets. At December 31, 2011 and 2010, the reclassification adjustments for realized gains, net of deferred tax assets were $18.9 million and $8.7 million, respectively.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Securities Impairment

The following table provides the fair value and unrealized losses for the Bank’s investment securities, aggregated by category and length of time the individual security has been in a continuous loss position, as of December 31, 2011 and 2010:

	Less than 12 Months		12 Months or Longer		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2011
Available-for-sale securities
Government obligations:
Government guaranteed securities	$59,994	$(6)	$—	$—	$59,994	$(6)
Mortgage-backed securities:
Agency pass-through securities	2,446,932	(6,792)	462,366	(921)	2,909,298	(7,713)
Prime	144,434	(4,657)	427,418	(72,417)	571,852	(77,074)
Alt-A	325,728	(26,052)	1,522,582	(700,305)	1,848,310	(726,357)
Commercial	73,408	(3,578)	63,038	(15,477)	136,446	(19,055)
Subprime	—	—	59,505	(82,599)	59,505	(82,599)
Covered Bonds	268,751	(3,744)	—	—	268,751	(3,744)

Total available-for-sale securities	$3,319,247	$(44,829)	$2,534,909	$(871,719)	$5,854,156	$(916,548)

Held-to-maturity securities
Mortgage-backed securities:
Commercial	$76,139	$(43)	$—	$—	$76,139	$(43)

Total held-to-maturity securities	$76,139	$(43)	$—	$—	$76,139	$(43)

December 31, 2010
Available-for-sale securities
Government obligations:
Government guaranteed securities	$85,726	$(622)	$—	$—	$85,726	$(622)
Mortgage-backed securities:
Agency pass-through securities	2,270,697	(19,913)	107,338	(780)	2,378,035	(20,693)
Prime	114,725	(2,678)	697,401	(54,041)	812,126	(56,719)
Alt-A	144,853	(7,210)	2,238,092	(700,045)	2,382,945	(707,255)
Commercial	12,228	(58)	114,792	(31,427)	127,020	(31,485)
Subprime	—	—	78,762	(67,972)	78,762	(67,972)
Mutual funds	4,917	(109)	—	—	4,917	(109)

Total available-for-sale securities	$2,633,146	$(30,590)	$3,236,385	$(854,265)	$5,869,531	$(884,855)

Held-to-maturity securities
Mortgage-backed securities:
Commercial	$58,847	$(37)	$—	$—	$58,847	$(37)

Total held-to-maturity securities	$58,847	$(37)	$—	$—	$58,847	$(37)

Included in the prior table are the unrealized losses for 932 and 929 securities as of December 31, 2011 and 2010, respectively. The unrealized losses on investment securities can be attributed to perceived credit risk and other factors including the difference between the stated coupons on the securities and the current market interest rates available for comparable securities, and other current market conditions. Management’s assessment of each security concluded that an additional OTTI charge did not exist on the $5.9 billion of available-for-sale securities or on the $76.1 million of held-to-maturity securities, at December 31, 2011.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The following provides further details on the Bank’s OTTI review.

Other-than-Temporary Impairment

The Bank recognizes OTTI for debt securities in accordance with ASC 320 which requires the Bank to assess whether (a) the Bank has the intent to sell, (b) it is more likely than not that the Bank will be required to sell the security before the recovery of its cost basis less any credit losses or (c) it does not expect to recover the entire amortized cost basis of the security. If the Bank does not intend to sell, and it is more likely than not that the Bank will not be required to sell a debt security before recovery of its cost basis, the guidance requires a company to bifurcate the OTTI into (a) the amount representing credit loss and (b) the amount related to all other factors. The amount of OTTI related to credit loss is recognized in earnings and the amount related to all other factors is recognized in other comprehensive income or loss, net of applicable tax. Securities with an unrealized loss that are determined to be other-than-temporary and the Bank intends to sell or it is more likely than not that the Bank will be required to sell before the recovery of a security’s cost basis are written down to fair value with the entire amount recognized in earnings.

For mortgage-backed securities, credit impairment is assessed using a model that estimates the cash flows of each security’s underlying mortgage collateral. These estimated cash flows are distributed to the various tranches of securities, considering the transaction structure, any subordination and credit enhancements that exist in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including default rates, loss severity rates, prepayment rates and recovery rates.

Management develops specific assumptions using market data, internal estimates as well as estimates published by rating agencies and other third-party sources. Default rates for the seriously delinquent loans, which are those loans that are greater than 60 days delinquent, are projected by considering current underlying mortgage loan performance. Cumulative loss results are determined by vintage and sector using internal research along with third-party information and these results are used to determine terminal constant default rates (“CDR”).

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The key base assumptions for private label residential mortgage-backed securities as of December 31, 2011 and 2010 are summarized in the following table:

December 31,
	2011	2010
Loss Severity
Prime	35 to 42.5%	35 to 42.5%
Alt-A	45 to 57.5%	40 to 57.5%
Subprime	65 to 70%	65 to 70%

Prepayment Rate
Prime	12% for life	12% for life
Alt-A	2% for 36 months then 6% to 10% for life	2% for 36 months then 6% to 10% for life
Subprime	4% for 36 months then 6% for life	4% for 36 months then 6% for life

Terminal CDR
Prime	0.32 to 5.61	0.32 to 5.61
Alt-A	0.87 to 15.91	0.87 to 15.91
Subprime	3.18 to 21.80	3.18 to 21.80

The key cash flow assumptions used for determining the impairment of commercial mortgage-backed securities as of December 31, 2011 and 2010 are summarized in the table below:

	December 31,
	2011	2010
Seriously Delinquent Loans	60+ day past due	60+ day past due
Default Rate	100%	100%
Loss Severity	40%	40%
Liquidation period	18 months	18 months

Not Seriously Delinquent Loans	Less than 60 days past due	Less than 60 days past due
Default Rate	100% of loans with debt service coverage ratio < 1.0x in 12 months	100% of loans with debt service coverage ratio < 1.0x in 12 months
Loss Severity	40%	40%
Liquidation period	18 months	18 months

These assumptions are subject to change based on management’s assessment of facts and circumstances which support a change in the key assumptions for a specific security. Multiple scenarios are run using a range of default estimates. Sensitivity tests are also conducted using observed data for specific securities. Other factors used to assess securities include rating agency loss projections, ratings, integrity of the capital structure in terms of subordinate bonds and

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

current market prices. Management assesses these results (including the likelihood of the stress scenario actually occurring based on the underlying pool’s characteristics and performance) to determine whether the Bank expects to recover the amortized cost basis of the security. If cash flow projections indicate that the Bank does not expect to recover its amortized cost basis, the Bank recognizes the estimated credit loss in earnings.

Changes in the Credit Loss Component of the Credit-Impaired Debt Securities

The following table provides activity for the years ended December 31, 2011 and 2010 related to the credit component of OTTI on debt securities held by the Bank for which a portion of the OTTI was recognized in accumulated other comprehensive income:

	Alt-A	Prime	CMBS	Subprime	Total
Cumulative credit component of OTTI at December 31, 2009	$870,114	$3,922	$—	$42,554	$916,590
Additions to credit component of OTTI for the credit losses on debt securities:
Additions for credit component on debt securities for which OTTI was not previously recognized	10,583	1,491	11,381	—	23,455
Additions for credit losses on debt securities for which OTTI was previously recognized	48,930	—	—	—	48,930

Total additions to credit component of OTTI for the credit losses on debt securities	59,513	1,491	11,381	—	72,385
Reductions for securities no longer in the portfolio at period end(1)	(4,314)	(3,922)	—	—	(8,236)

Cumulative credit component of OTTI at December 31, 2010	$925,313	$1,491	$11,381	$42,554	$980,739

Additions to credit component of OTTI for the credit losses on debt securities:
Additions for credit component on debt securities for which OTTI was not previously recognized	7,785	426	—	—	8,211
Additions for credit losses on debt securities for which OTTI was previously recognized	64,401	—	1,624	—	66,025

Total additions to credit component of OTTI for the credit losses on debt securities	72,186	426	1,624	—	74,236
Reductions for securities no longer in the portfolio at period end(1)	(13,083)	—	—	—	(13,083)

Cumulative credit component of OTTI at December 31, 2011	$984,416	$1,917	$13,005	$42,554	$1,041,892

(1)	Includes securities sold or matured during the year.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

For the years ended December 31, 2011 and 2010, actual bond cash losses amounted to $76.7 million and $9.6 million, respectively.

The credit loss component represents the difference between the present value of expected future cash flows and the amortized cost basis of the security prior to considering credit losses. OTTI recognized in earnings for credit-impaired debt securities is presented as additions in two components based upon whether the current period is the first time the debt security was credit impaired (initial credit impairment) or is not the first time the debt security was credit impaired (subsequent credit impairments). During the years ended December 31, 2011 and 2010, credit losses of $74.2 million and $72.4 million, respectively, were recognized through earnings.

5. FHLB Stock

FHLB stock is equity securities owned in the Pittsburgh member bank of the Federal Home Loan Bank (“FHLB”) system. Unlike other types of stock, it is acquired primarily for the right to receive advances rather than for the purpose of maximizing dividends or investment growth. FHLB stock is an activity-based stock that is directionally proportional to the volume of advances. The FHLB stock is restricted in that it can only be redeemed by the issuer at par value. These non-readily marketable equity securities are carried at cost, which is deemed to approximate fair value, and evaluated for impairment in accordance with ASC 942-325, Financial Services – Depository and Lending – Investments-Other. The Bank does not believe that the FHLB stock was impaired as of December 31, 2011 and 2010. In February, April, July, and October 2011, the FHLB redeemed $22.7 million, $21.6 million, $20.5 million, and $19.5 million, respectively, in stock at par value. The Bank held $370.4 million and $454.7 million of FHLB Pittsburgh common stock at December 31, 2011 and 2010, respectively.

6. Notes Receivable

During June 2011, the Bank’s notes receivable were re-characterized from held for investment, which were carried at amortized cost, to held for sale, which are carried at the lower of cost or fair value. Details of the Bank’s notes receivable at December 31, 2011 and 2010 are as follows:

	December 31,
	2011	2010
Notes receivable held for sale(1)	$11,461,089	$—
Notes receivable held for investment(2)	—	15,516,521
Accrued interest receivable(3)	21,466	29,221

(1)	Amount at December 31, 2011 includes a 3.50% fixed-rate note with a notional amount of $4.8 billion and a variable-rate note with a notional amount of $6.5 billion.
(2)	Amount at December 31, 2010 includes a 3.50% fixed-rate note with a notional amount of $6.8 billion and a variable-rate note with a notional amount of $8.2 billion. In addition, the unamortized premium at December 31, 2010 was $534.0 million.
(3)	Amount is included in accrued interest receivable in the Consolidated Statements of Financial Condition.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The following discussion provides further details on the origination of the notes receivable held for investment as well as the re-characterization of such notes as held for sale.

On January 26, 2009, the Global Parent Company and the Dutch government (“Dutch State”) announced that they reached an agreement on an Illiquid Assets Back-Up Facility (“Facility”) term sheet. The transaction was approved by various regulatory agencies and closed on March 31, 2009. The Facility covers the Alt-A portfolio of the Global Parent Company, including the Bank’s Alt-A portfolio. Under the terms of the Facility, the Global Parent Company transferred 80% of the economic ownership of the Global Parent Company’s Alt-A portfolio to the Dutch State at a price equal to 90% of par value in exchange for a receivable from the Dutch State.

Simultaneous with the closing of the Facility, the Bank sold an 80% undivided participation (“Participation”) interest in approximately $33.7 billion par value of Alt-A residential mortgage-backed securities owned by the Bank to ING Support Holdings B.V. (“Dutch Co”), a wholly owned subsidiary of the Global Parent Company. The transaction was accounted for as a sale in accordance with ASC 860. The notional amount of the receivable from the Dutch State was $24.3 billion, or 90% of the par value with respect to the 80% Participation interest. As consideration, the Bank was assigned the right to receive the guaranteed payment stream from the Dutch State under the Facility.

Included in this transaction were $387.1 million in amortized cost of Alt-A securities that were previously classified as held to maturity and $24.5 billion classified as available for sale. As a result of the transaction, 80% of the Alt-A portfolio was derecognized from the Bank’s consolidated statement of financial condition in 2009 and two notes receivable from the Dutch State were recognized. The first note is at a 3.50% fixed rate, and the second note is variable, based on the one-month London Interbank Offered Rate (“LIBOR”) plus 50 basis points.

As part of the notes receivable, the Bank also recorded a net premium of $798.1 million for the excess of fair value over par value on the note. The premium is amortized to income as an adjustment to yield over the contractual maturity of the notes receivable. During the years ended December 31, 2011 and 2010, the Bank recorded net premium amortization of $51.9 million and $142.5 million, respectively, which was included in interest income on the notes receivable. The net premium was amortized during 2011 until the notes receivable were re-characterized as held for sale in June 2011.

On June 16, 2011, in connection with the sale of the Bank, as discussed in Note 1, the Bank reached an agreement with the Global Parent Company to sell the notes receivable to a wholly owned subsidiary of the Global Parent Company at fair value. The closing of the Bank Sale was contingent upon the sale of the IABF Note. Immediately prior to the Bank Sale, the Bank sold the IABF notes receivable to ING Bank, N.V. at the February 17, 2012 fair value of the notes for proceeds of approximately $10.9 billion including accrued interest receivable. Refer to Notes 1 and 27 for further discussion of the Bank Sale.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The transaction was comprised of two separate but simultaneous transactions involving the Bank. First, the Bank, the Global Parent Company, and Dutch Co terminated the Participation Agreement and made an outright transfer to Dutch Co of the legal title to 80% of the current face value of each security; no further payments are due between the Bank and Dutch Co. Second, the Bank assigned its rights to receive the payments from the Dutch State to ING Bank N.V. The Bank received a cash payment in settlement of the fair market value of the notes receivable held for sale. The remaining 20% of the current face value of the underlying securities which were not sold by the Bank in terms of the agreement will remain on the Bank’s balance sheet going forward, free of any restrictions on sale, transfer or pledge.

The Bank’s Board of Directors approved the IABF Replacement on June 16, 2011, in concept subject to regulatory approvals and final documentation. The final documentation was approved by the Board in October 2011.

On June 16, 2011, as a result of the Bank’s decision to sell the notes receivable, the notes receivable were re-characterized from notes receivable held for investment to notes receivable held for sale, in accordance with ASC 310. The notes receivable will be carried at the lower of cost or fair value until the closing of the sale of the notes receivable. The fair value adjustment for the year ended December 31, 2011, which was recorded to non-interest income, was a loss of $356.3 million. For further information regarding the calculation of fair value, see Note 24.

The following provides the details of the interest income on notes receivable, net of premium amortization and other adjustments, for the years ended December 31, 2011 and 2010.

	For the Year Ended December 31,
	2011	2010
Interest income on notes receivable	$159,265	$149,208
Weighted average yield	1.21%	0.84%

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

7. Loans

The table below summarizes the gross and net loan balances as of December 31, 2011 and 2010:

	December 31,
	2011	2010
Loans(1) :
Residential mortgages(2)	$40,094,837	$39,299,507
Home equity	443,934	496,232
Guaranteed loans	377,363	428,838
Consumer	80,302	47,297
Margin lending	76,059	74,503
Commercial	57,080	63,671
Other loans and advances	385,923	47,459

Gross loans	41,515,498	40,457,507
Allowance for loan losses	(452,065)	(439,010)

Net loans	$41,063,433	$40,018,497

(1)	Amount includes $77.0 million and $100.7 million of unamortized net premium and net deferred costs at December 31, 2011 and 2010, respectively, which are netted within the respective loan category.
(2)

Included in the residential mortgages at December 31, 2011 and 2010 are products consisting of adjustable rate and interest-only residential mortgage loans. In addition, residential loans at December 31, 2010 also included loans held for sale of $637,000.

Included in the table are lending products whose terms may give rise to additional credit risks. These include interest-only mortgages and other non-traditional mortgages. These products are closely managed via credit controls that mitigate their additional inherent risk. Included in accrued interest receivable on the Consolidated Statements of Financial Condition at December 31, 2011 and 2010 was $107.2 million and $120.2 million, respectively, of accrued interest income on loans.

The Bank accounts for impaired loans in accordance with ASC 310-10. Impaired loans include non-accrual loans and loans that have been modified in a troubled debt restructuring (“TDR”). Loans are placed on non-accrual status if, in the opinion of management, collection is doubtful or when principal or interest is past due 90 days or more. A TDR is a type of loan modification where a concession, such as a rate reduction, a payment deferral or other action which is intended to maximize collection from the borrower, is granted to a borrower experiencing financial difficulties. ASC 310-10 requires a creditor to measure impaired loans based on the present value of expected future cash flows, the market price of the loan, or the fair value of the underlying collateral if the loan is collateral-dependent. The Bank recognizes income on impaired loans when there is reasonable assurance of repayment and performance. In addition, TDR loans are returned to accrual status when the borrower shows sustained repayment performance for a reasonable time. The Bank believes the timeframe necessary to demonstrate sustained repayment performance is once six consecutive on-time payments have been made by the borrower and the account has been brought current. If these factors do not exist, the Bank will continue to recognize income on such loans on a cash basis.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The following table provides a summary of the Bank’s impaired loans and non-performing assets, which include non-performing loans (defined as non-accrual loans and non-performing TDRs which include TDRs which have not been returned to accrual status) and other real estate owned as of December 31, 2011 and 2010:

	December 31,
	2011	2010
Non-performing assets:
Non-performing loans:
Non-accrual loans	$653,039	$980,429
Troubled debt restructuring	622,198	601,550

Total non-performing loans	1,275,237	1,581,979
Other real estate owned	210,780	270,263

Total non-performing assets	$1,486,017	$1,852,242

Performing – troubled debt restructuring	$1,783,711	$1,605,623

Non-performing loans as a % of loans outstanding	3.07%	3.91%

Impaired loans:
Impaired loans with related allowance for loan losses	$2,550,757	$2,422,572
Impaired loans with no related allowance for loan losses(1)	508,191	765,030

Total impaired loans	$3,058,948	$3,187,602

Allowance for loan losses related to impaired loans	$286,563	$209,298

(1)	These consist primarily of collateral dependent loans and are carried at the lower of cost or fair value of the underlying collateral less cost to sell. Therefore, the loans do not have a related allowance for loan loss.

On December 31, 2011, the Bank adopted ASU 2010-20 which expands the disclosure requirements surrounding the credit quality of loans and the allowance for loan losses and introduces and defines the terms “portfolio segment” and “class” of financing receivables. ASU 2010-20 requires, among other things, that certain disclosures be disaggregated and presented by portfolio segment or class. In accordance with the ASU, the Bank defined its portfolio segments at levels consistent with the levels of disaggregation that management uses to determine the allowance for loan losses. The Bank’s portfolio segments are Residential Mortgage, which consists of residential mortgage and home equity loans, and Other, which consists of all other loans. The Bank further disaggregated the Residential Mortgage portfolio segment into classes that reflect the nature and extent of exposure to credit risk. The Residential Mortgage classes are Originated, Purchased, and Home Equity. The new disclosure requirements and levels of disaggregation required by this ASU are reflected throughout this note and Note 8.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The following table provides information on the Bank’s non-performing loans by class at December 31, 2011:

December 31, 2011	Amount
Non-performing loans:
Residential - Originated	$957,435
Residential - Purchased	300,560
Residential - Home Equity	2,922
Other	14,320

Total	$1,275,237

The following table provides information about the Bank’s impaired loans by class at December 31, 2011:

December 31, 2011	Loan Balance	Unpaid Principal Balance (1)	Related Allowance	Average Loan Balance	Interest Income Recognized
Impaired loans with related allowance for loan losses:
Residential - Originated	$2,341,767	$2,468,511	$241,683	$2,393,457	$85,921
Residential - Purchased	191,221	230,793	39,084	197,086	5,758
Residential - Home Equity	3,448	3,448	2,644	3,438	104
Other	14,321	14,321	3,152	15,116	717

Total	2,550,757	2,717,073	286,563	2,609,097	92,500
Impaired loans with no related allowance for loan losses:(2)
Residential - Originated	307,913	430,617	—	345,149	4,659
Residential - Purchased	200,278	292,516	—	217,744	1,098
Residential - Home Equity	—	10,522	—	3,063	48
Other	—	160	—	67	—

Total	508,191	733,815	—	566,023	5,805

Total impaired loans	$3,058,948	$3,450,888	$286,563	$3,175,120	$98,305

(1)	The difference between the loan balances and the unpaid principal balance is due to charge-offs on impaired loans.
(2)	These consist primarily of collateral dependent loans and are carried at the lower of cost or fair value of the underlying collateral less cost to sell. Therefore, the loans do not have a related allowance for loan loss.

During 2010, the Bank revised its estimated timing on the charge-off of delinquent loans. As a result of the change, the Bank accelerated delinquent loan charge-offs, which were previously recorded at the time of foreclosure, to 180 days past due, which the Bank believes is a better estimate of the point in time when a loan becomes uncollectible. Although the timing of the charge-off of $434.7 million was accelerated during 2010, it did not have a material impact on the Bank’s Consolidated Statement of Operations for the year ended December 31, 2010 as these charge-offs had been previously provided for in the Bank’s allowance for loan losses through the provision for loan losses, in accordance with ASC 310 guidance on accounting for impaired loans.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

As part of the Bank’s loss mitigation process, loans may be renegotiated in a TDR when the Bank determines that greater economic value will ultimately be recovered under the new terms rather than through foreclosure, liquidation, or bankruptcy. The Bank considers the borrower’s payment status, payment history, credit score, and other relevant factors in determining whether a borrower is experiencing financial difficulty. As of December 31, 2011 and 2010, the Bank had 5,115 and 4,545 restructured loans with an outstanding principal balance of $2.4 billion and $2.2 billion, respectively, and had forgone interest for the years ended December 31, 2011 and 2010 of $37.0 million and $29.2 million, respectively.

The following table provides further information on the Bank’s TDR loans at December 31, 2011 and 2010:

	December 31,
	2011	2010
At year-end:
TDR loans outstanding	$2,405,909	$2,207,173
Number of restructured loans	5,115	4,545
Present value of forgone interest classified in allowance for loan losses	$46,186	$59,873

The renegotiated terms of the TDRs outstanding at December 31, 2011 mainly included interest rate reductions, principal and interest deferments, or a combination of both. The Bank does not grant principal concessions. Included in the provision for loan losses is $29.6 million and $40.0 million for the years ended December 31, 2011 and 2010, respectively, related to the Bank’s TDR loans.

Details regarding the Bank’s TDR loans by class at December 31, 2011 are as follows:

	Number of Contracts	Loan Balance at Modification (1)	Loan Balance at December 31, 2011
December 31, 2011
Residential - Originated	4,687	$2,366,955	$2,235,893
Residential - Purchased	424	175,350	169,490
Home Equity	4	526	526
Other	—	—	—

Total	5,115	$2,542,831	$2,405,909

(1)	Certain pre-modified loan balances do not include charge-offs since these loans were restructured prior to the Bank’s change in timing of charge-offs.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Additional details regarding the Bank’s TDR loans and the types of concessions granted at December 31, 2011 are as follows:

At December 31, 2011	Residential – Originated	Residential – Purchased	Home Equity	Other	Total
Rate Reduction	$289,502	$77,932	$—	$—	$367,434
Payment Deferral	550,232	20,679	526	—	571,437
Rate Reduction and Payment Deferral	1,393,606	42,719	—	—	1,436,325
Other concessions	2,553	28,160	—	—	30,713

Total	$2,235,893	$169,490	$526	$—	$2,405,909
Forgone interest for the year ended December 31, 2011	$30,083	$6,879	$—	$—	$36,962

During the year ended December 31, 2011, the Bank modified 1,249 loans in troubled debt restructurings. Of the 1,249 loans modified in TDRs during the 12 months ended December 31, 2011, 138, or 11%, subsequently experienced payment defaults. The Bank considers TDRs to have defaulted when the loan becomes 90 days past due after the modification. The following table provides information on loans that were modified as troubled debt restructurings within the past 12 months and that subsequently defaulted.

	000000	000000
	Number of Contracts	Amount
For the year ended December 31, 2011
Residential - Originated	126	$64,406
Residential - Purchased	12	4,071
Home Equity	—	—
Other	—	—

Total	138	$68,477

As previously discussed, the Bank individually estimates impairment for TDR loans. The Bank’s overall allowance methodology also incorporates estimated post-modification default rates related to TDR loans.

Guaranteed Loans

During 2009, the Bank purchased $490.2 million of guaranteed loans from ING Capital, LLC, which is an indirect wholly owned subsidiary of the Global Parent Company. The guaranteed loans have maturities ranging from four to eight years, and carry interest rates equal to LIBOR plus a spread ranging from 0 to 15 basis points. The guaranteed loans are 100% guaranteed by the Export-Import Bank of the United States (“Ex-Im Bank”). Ex-Im Bank coordinates fixed-rate loans covering up to 85% of the U.S. contract value directly to foreign buyers of U.S. goods and

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

services. In the event of a payment default by the borrower, Ex-Im Bank will pay the holder of the guaranteed loans the outstanding principal and interest on the loan. The Bank did not purchase any additional guaranteed loans during the years ended December 31, 2011 or 2010.

Consumer Loans

Consumer loans consist of unsecured lines of credit and overdraft balances on checking accounts.

Margin Lending

Margin lending consists of the Securities Company’s margin lending product. The balance represents loans to eligible customers which are collateralized by their respective security and cash holdings. Margin lending is subject to the margin rules of the Board of Governors of the Federal Reserve System (“Federal Reserve”), the margin requirements of FINRA, and the Securities Company’s internal policies.

Commercial Loans

The commercial loan portfolio consists of commercial real estate and residential builder loans.

Other Loans and Advances

Included in the other loans and advances of $386.0 million and $47.5 million at December 31, 2011 and 2010, respectively were $366.2 million and $27.7 million of advances at December 31, 2011 and 2010, respectively, of advances to a third party in order to securitize Community Reinvestment Act (“CRA”) qualified mortgage loans into investment securities. Once securitized, the Bank receives mortgage-backed securities with an equivalent notional amount in exchange. The mortgage-backed securities are backed by government or quasi-government agencies. During the years ended December 31, 2011 and 2010, the Bank advanced $616.0 million and $686.2 million, respectively, to securitize CRA qualified mortgage loans.

The recorded investment in these securities at the time of the securitization is based on the amounts advanced to the third party. Subsequent to the date of the securitization, the securities are carried at their estimated fair value. The assets are classified as available-for-sale securities and are included in the disclosures in Note 4.

During 2011, the Bank received $249.4 million of investment securities and $424,000 in cash to satisfy the advances made during 2011. The fair value of these investment securities totaled $248.7 million as of December 31, 2011. In addition, the Bank received $27.7 million of

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

investment securities to satisfy the advances outstanding as of December 31, 2010. Two of these securities, valued at $16.2 million upon receipt, were subsequently sold during 2011. The fair value of the remaining investment securities received to satisfy 2010 advances was $11.5 million as of December 31, 2011.

Officers and employees of the Bank have loans issued by the Bank which were made on the same terms, including interest rates, as those prevailing at the time for non-related-party transactions. The outstanding amounts are included in loans in the Consolidated Statements of Financial Condition and were not material to the Bank’s financial results at December 31, 2011 or 2010.

8. Credit Quality and the Allowance for Loan Losses

Credit Quality

The Bank monitors credit quality by evaluating various attributes of the loan portfolio. The Bank views trends in delinquency, among other considerations, as a key indicator of credit quality and exposure to risk within the loan portfolio. The Bank also considers concentrations in geography and vintage in monitoring credit quality. Loans secured by collateral in certain states, like California, Arizona, Nevada, and Florida, and loans originated in 2006 and 2007 have exhibited a higher likelihood of loss. The level of modified loans is also an indicator of the exposure to credit risk in the portfolio. The following tables provide information about the credit risk profile of our loan portfolio by credit quality indicators and by class of loans.

	Credit Risk Profile by Delinquency
	Residential – Originated	Residential – Purchased	Home Equity	Other	Total	% of Total Loans
December 31, 2011(1)
Current	$36,622,757	$2,166,784	$437,769	$971,568	$40,198,878	96.8%
Past due amounts:
30-59 days past due	194,917	57,537	2,386	356	255,196	0.6%
60-89 days past due	164,836	27,458	857	237	193,388	0.5%
90 Days or greater past due	620,753	239,795	2,922	4,566	868,036	2.1%

Total past due	980,506	324,790	6,165	5,159	1,316,620	3.2%

Total loans	$37,603,263	$2,491,574	$443,934	$976,727	$41,515,498	100.0%

(1)	Non-accrual loans are included in the table.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	Credit Risk Profile by Geography
	Residential – Originated	Residential – Purchased	Home Equity	Other	Total	% of Total Loans
December 31, 2011
California	$9,015,186	$1,069,880	$98,928	$72,774	$10,256,768	24.7%
Illinois	3,638,348	81,053	17,763	49,470	3,786,634	9.1%
Arizona	2,127,894	73,856	16,173	9,482	2,227,405	5.4%
Washington	2,013,211	63,507	8,238	14,823	2,099,779	5.1%
Other	20,808,624	1,203,278	302,832	830,178	23,144,912	55.7%

Total loans	$37,603,263	$2,491,574	$443,934	$976,727	$41,515,498	100.0%

	Credit Risk Profile by Vintage
	Residential – Originated	Residential – Purchased	Home Equity	Other	Total	% of Total Loans
December 31, 2011
Pre 2006	$2,092,692	$2,031,552	$127,065	$3,611	$4,254,920	10.2%
2006	2,276,608	246,992	54,134	4,568	2,582,302	6.2%
2007	6,303,574	207,980	63,643	26,248	6,601,445	15.9%
2008	6,230,510	1,603	93,754	21,453	6,347,320	15.3%
Post 2008	20,699,879	3,447	105,338	920,847	21,729,511	52.4%

Total loans	$37,603,263	$2,491,574	$443,934	$976,727	$41,515,498	100.0%

	Credit Risk Profile by Modification Type
	Residential – Originated	Residential – Purchased	Home Equity	Other	Total	% of Total Loans
December 31, 2011
Modified	$2,235,893	$169,490	$526	$—	$2,405,909	5.8%
Not Modified	35,367,370	2,322,084	443,408	976,727	39,109,589	94.2%

Total loans	$37,603,263	$2,491,574	$443,934	$976,727	$41,515,498	100.0%

Allowance for Loan Losses

The allowance for loan losses is maintained at a level that, in management’s judgment, is the Bank’s best estimate of known and inherent losses in the loan portfolio. Management considers various factors when estimating the allowance for loan losses, including historical charge-off experience, adjusted for any known trends in the portfolio, consideration of peer experience, current economic conditions, and other relevant factors that might impact the ability of borrowers to repay. The loan loss reserve methodology, specific to residential mortgages, considers at a more granular level, origination channel, estimated current loan-to-value and potential outcomes, which include return to performing status, loan modifications, short sales, or foreclosures.

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Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Beginning balance	$439,010	$805,022
Provision for loan losses	465,101	497,310
Charge-offs	(417,061)	(842,297)
Recoveries	8,280	8,700

Net charge-offs	(408,781)	(833,597)
TDR interest accretion and other	(43,265)	(29,725)

Ending balance (1)	$452,065	$439,010

Net charge-offs as a % of average loans	0.99%	2.11%

(1)	Included in the allowance for loan losses at December 31, 2011 and 2010 is $46.2 million and $59.9 million, respectively, related to TDR loans, which represents the present value of the forgone interest due to the loan modifications.

Charge-offs for the year ended December 31, 2010, which were $842.3 million, include $434.7 million as a result of the Bank’s change in its estimated timing of charge-off of delinquent loans from the time of foreclosure to 180 days delinquent. See Note 7 for further details on the change in the estimated timing of charge-off of delinquent loans.

The following table provides additional details regarding the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2011:

	For the Year Ended December 31, 2011
	Residential Mortgage	Other	Total
Beginning balance	$430,035	$8,975	$439,010
Provision for loan losses	458,034	7,067	465,101
Charge-offs	(410,261)	(6,800)	(417,061)
Recoveries	8,051	229	8,280

Net charge-offs	(402,210)	(6,571)	(408,781)
TDR interest accretion and other	(43,265)	—	(43,265)

Ending balance (1)	$442,594	$9,471	$452,065

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The loan and allowance balances, by impairment methodology, at December 31, 2011 were as follows:

	December 31, 2011
	Allowance Balances			Loan Balances
	Individually evaluated for impairment(1)	Collectively evaluated for impairment(2)	Total	Individually evaluated for impairment(1)	Collectively evaluated for impairment(2)	Total
Residential Mortgage	$283,411	$159,183	$442,594	$3,044,628	$37,494,143	$40,538,771
Other	3,152	6,319	9,471	14,320	962,407	976,727

Total	$286,563	$165,502	$452,065	$3,058,948	$38,456,550	$41,515,498

(1)	Includes loans 90+ days past due and TDRs and their related allowances, which are evaluated under ASC 310-10-35.

(2)	Includes loans and their related allowances that are evaluated under ASC 450-20.

As of December 31, 2011 and 2010, the Bank had $4.7 million and $4.5 million, respectively, of pending mortgage insurance claims submitted to the insurance carrier for approval. The Bank received $5.7 million and $2.2 million of cash from the insurance carrier, after the deductibles were met, during the years ended December 31, 2011 and 2010, respectively. Upon actual receipt of the funds related to the insurance claims, they are recognized in earnings as recoveries, in accordance with treatment of accounting for a gain contingency, per ASC 450-30, Contingencies – Gain Contingencies.

9. Securities Purchased Under Agreements to Resell

The table below summarizes the Bank’s securities purchased under agreements to resell as of December 31, 2011 and 2010 respectively:

	$000,000	$000,000
	At or for the Year Ended December 31,
	2011	2010
Securities purchased under agreements to resell
Balance outstanding at year-end	$—	$—
Weighted-average rate at year-end	—%	—%
Maximum month end amount outstanding during the year	$—	$500,007
Average amount outstanding during the year	—	78,412
Weighted-average rate during the year	—%	0.22%

Interest income on securities purchased under agreements to resell for the year ended December 31, 2010 was $175,000. The Bank had no reverse repurchase agreements outstanding during 2011.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

10. Premises and Equipment

The table below summarizes premises and equipment as of December 31, 2011 and 2010:

	December 31,
	2011	2010
Leasehold and building improvements	$69,175	$65,665
Computer software	131,537	95,582
Computer equipment	59,486	51,223
Furniture, fixtures, and equipment	16,387	16,489

Total premises and equipment	276,585	228,959
Less accumulated depreciation and amortization	(176,504)	(144,284)

Total premises and equipment, net	$100,081	$84,675

Depreciation and amortization expense on premises and equipment amounted to $33.0 million and $30.9 million for the years ended December 31, 2011 and 2010, respectively.

Lease Commitments

Future minimum rental payments required under operating leases with non-cancelable lease terms that expire after December 31, 2011 were as follows:

Amount
Year Ended December 31,
2012	$18,144
2013	17,067
2014	16,879
2015	17,109
2016	16,011
2017 and thereafter	26,516

Total minimum lease payments	$111,726

Certain of the leases contain escalation clauses and renewal options. Rental expenses under operating leases were $15.7 million and $15.2 million for the years ended December 31, 2011 and 2010, respectively, and were recognized on a straight-line basis and included in occupancy costs over the term of the lease.

11. Bank-Owned Life Insurance

The Bank owns two tranches of life insurance on certain management level employees of the Bank. The Bank is the beneficiary of these life insurance policies for which the entire premium is maintained in a separate account by the insurance carrier. In conjunction with the bank-owned life insurance, the Bank will pay a $50,000 benefit if an insured employee dies while actively employed or retired from the Bank.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

For the years ended December 31, 2011 and 2010, the Bank recorded income related to the increase in net cash surrender value of bank-owned life insurance of $42.2 million and $39.3 million, respectively.

As of December 31, 2011 and 2010, the Bank owned $1.1 billion in cash surrender value associated with the bank-owned life insurance.

The Bank has a $1.1 million and $1.3 million liability as of December 31, 2011 and 2010, respectively, for death benefits to covered employees that extend into postretirement periods which are included within other liabilities on the Consolidated Statements of Financial Condition.

12. Other Assets

The other assets balance as of December 31, 2011 and 2010 includes the following:

	December 31,
	2011	2010
Other real estate owned	$210,780	$270,263
Cash surrender value on key life insurance plans	19,687	19,802
Mortgage-backed security principal receivable	7,566	16,327
Other assets	24,543	22,248

Total other assets	$262,576	$328,640

Other real estate owned represents properties the Bank has repossessed from borrowers who defaulted on their residential mortgage obligations. These properties are carried at the lower of cost or fair value, less cost to sell.

The table below summarizes the activity in other real estate owned for the years ended December 31, 2011 and 2010:

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	For the Year Ended December 31,
	2011	2010
Beginning balance	$270,263	$96,572
Acquired through foreclosure	380,862	448,447
Sales	(411,205)	(246,781)
Write-downs on properties held	(29,140)	(27,975)

Ending balance	$210,780	$270,263

Beginning number of properties	978	355
Properties acquired through foreclosure	1,641	1,656
Properties sold	(1,789)	(1,033)

Ending number of properties	830	978

During the years ended December 31, 2011 and 2010, the Bank recorded $11.5 million and $33.0 million in other real estate owned expense, net, respectively, which includes any gain or loss on disposition, write-downs of properties, as well as operating expenses.

The Bank owned $19.7 million and $19.8 million in variable universal life insurance policies as of December 31, 2011 and 2010, respectively. These policies insure key members of management, and the Bank is the owner and beneficiary of these insurance contracts. The assets are recorded at cash surrender value, less the current contingent deferred cash surrender charge with changes reflected in current period earnings.

The mortgage-backed security principal receivable at December 31, 2011 and 2010 relates to principal paydowns on mortgage-backed securities, which are collected within 45 days of period-end. The Bank had $7.6 million and $16.3 million of mortgage-backed security principal receivable at December 31, 2011 and 2010, respectively.

13. Goodwill and Intangibles

Goodwill

The Bank recorded goodwill as a result of the purchase of the Securities Company in 2007. Goodwill at December 31, 2011 and 2010 was $119.7 million. The Bank believes that goodwill was not impaired at December 31, 2011 or 2010.

Identifiable Intangible Assets

The gross carrying values and accumulated amortization related to identifiable intangible assets at December 31, 2011 and 2010 are presented below:

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	December 31,
	2011			2010
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Identifiable intangible assets:
Customer and partner relationships	$76,500	$(22,155)	$54,345	$76,500	$(16,784)	$59,716
Developed technology	15,700	(12,953)	2,747	15,700	(9,813)	5,887
Core deposit related to NetBank, fsb	13,849	(13,849)	—	13,849	(13,849)	—
Trade name and trademark	10,600	(4,372)	6,228	10,600	(3,312)	7,288
License	1,500	(600)	900	1,500	(455)	1,045

Total identifiable intangible assets	$118,149	$(53,929)	$64,220	$118,149	$(44,213)	$73,936

The weighted-average life for total amortizing identifiable intangible assets was 9.3 years as of December 31, 2011. The Bank believes that intangible assets were not impaired at December 31, 2011 and 2010.

The following provides information on the Bank’s amortization expense for intangible assets for the years ended December 31, 2011 and 2010 as well as the projected expense:

Amount
Actual for the Year Ended December 31:
2010	$14,177
2011	9,716

Expected for the Year Ended December 31:
2012	$9,324
2013	6,576
2014	6,576
2015	6,576
2016	6,576
2017 and thereafter	28,592

Total future amortization expense	$64,220

14. Deposits

The Bank’s savings deposits include money market demand accounts and individual retirement accounts. The table below provides details on the Bank’s interest-bearing deposit liabilities, by product, as of December 31, 2011 and 2010.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	December 31,
	2011		2010
	Amount	Percent of Total	Amount	Percent of Total
Checking	$16,804,600	20.3%	$13,996,550	18.0%
Savings	61,795,770	74.5	56,047,928	72.1
Time - $250 and greater	144,795	0.2	294,371	0.4
Time - $100 to $249	734,622	0.9	1,443,738	1.9
Time - less than $100	3,501,475	4.1	5,874,214	7.6

Total deposits	$82,981,262	100.0%	$77,656,801	100.0%

A summary of the interest expense on deposits for the years ended December 31, 2011 and 2010 are provided as follows:

	Year Ended December 31,
	2011	2010
Checking	$162,204	$153,236
Savings	594,606	607,253
Time deposits	79,280	198,198

Total interest expense	$836,090	$958,687

The Emergency Economic Stabilization Act of 2008 (“EESA”) temporarily raised the limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor. The increase was made permanent as a result of the Reform Act signed into law on July 21, 2010. As of December 31, 2011 and 2010, the Bank had 22,602 and 17,159 of partially uninsured customers, respectively, with an aggregate balance of $2.8 billion and $2.2 billion, respectively, in excess of $250,000 per customer.

The table below summarizes the Bank’s average deposit liability and weighted-average rate by product for the years ended December 31, 2011 and 2010.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	Year Ended December 31,
	2011		2010
	Average Amount Outstanding	Weighted- Average Interest Rate	Average Amount Outstanding	Weighted- Average Interest Rate
Checking	$15,358,550	1.06%	$12,847,026	1.19%
Time deposits	6,390,543	1.24	10,377,290	1.91
Savings	59,782,851	0.99	54,079,833	1.12

Total deposits	$81,531,944	1.03%	$77,304,149	1.24%

Directors and executive officers of the Bank have deposits held by the Bank which were made on the same terms, including interest rates, as those prevailing at the time for other non-related party transactions. The outstanding amounts are included in deposits in the Bank’s Consolidated Statements of Financial Condition and were not material to the Bank’s financial results.

Time deposits as of December 31, 2011, by date of maturity, were as follows:

Amount
Year Ended December 31:
2012	$3,772,058
2013	448,980
2014	104,228
2015	28,766
2016 and thereafter	26,860

Total future maturities	$4,380,892

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

15. Borrowings

The following table provides details on the Bank’s borrowings for the years ended December 31, 2011 and 2010.

	At or for the Year Ended December 31,
	2011	2010
Repurchase agreements
Balance outstanding at year-end	$—	$1,000,000
Weighted-average rate at year-end	—%	4.71%
Maximum month-end amount outstanding during the year	$1,000,000	$4,550,247
Average amount outstanding during the year	313,014	2,523,927
Weighted-average rate during the year	4.72%	4.70%

FHLB advances
Balance outstanding at year-end	$—	$63,000
Weighted-average rate at year-end	—%	3.20%
Maximum month-end amount outstanding during the year	$—	$2,563,000
Average amount outstanding during the year	2,934	1,182,178
Weighted-average rate during the year	3.19%	4.41%

Interest expense on the Bank’s borrowings for the years ended December 31, 2011 and 2010 was as follows:

	Year Ended December 31,
	2011	2010
Repurchase agreements	$14,985	$120,319
FHLB advances	95	52,844

Total interest expense on borrowings	$15,080	$173,163

Federal Home Loan Bank Advances

The Bank has the ability to borrow from FHLB Pittsburgh. When held, all borrowings from FHLB Pittsburgh are secured by a blanket lien against FHLB-defined qualified collateral, which includes the majority of the Bank’s mortgage loans and securities portfolio. Under the contract terms, the Bank has the option to terminate FHLB advances if mutually agreed upon. FHLB Pittsburgh requires the Bank to deliver securities if it exceeds 50% of its maximum borrowing capacity. The Bank maintained stock in the Pittsburgh member bank of the FHLB system of $370.4 million and $454.7 million at December 31, 2011 and 2010, respectively. See Note 5 for further details on the Bank’s investment in FHLB stock.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The Bank’s borrowings from FHLB Pittsburgh at December 31, 2010 matured during the first quarter of 2011. During the year ended December 31, 2010, the bank terminated three FHLB advances at fair value. Payments for the early terminations of FHLB advances during 2010 were $1.5 billion, resulting in a loss of $24.4 million.

At December 31, 2011, the Bank had a maximum borrowing capacity with FHLB Pittsburgh of $17.9 billion. Additionally, the Bank has an open ended monthly repurchase agreement with the FHLB Pittsburgh for $150.0 million which it did not utilize during the years ended December 31, 2011 or 2010.

Repurchase Agreements

Under the contract terms of repurchase agreements, the Bank has the option to terminate repurchase agreements with various counterparties if the Bank and the counterparty come to mutually agreeable terms.

As of December 31, 2011, there were no repurchase agreements outstanding. As of December 31, 2010, borrowings from repurchase agreements were collateralized by marketable securities with a par value of $1.1 billion and a fair market value of $1.2 billion. Collateral exposure was measured at the counterparty level.

During the year ended December 31, 2011, the Bank terminated four repurchase agreements. Payment for the early termination of the repurchase agreements was $1.1 billion, resulting in a loss of $61.7 million. During the year ended December 31, 2010, the Bank terminated five repurchase agreements at fair value. Payment for the early termination of the repurchase agreements was $1.5 billion, resulting in a loss of $47.4 million.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

16. Other Liabilities

The other liabilities balance as of December 31, 2011 and 2010 included the following:

	December 31,
	2011	2010
Income taxes payable	$28,768	$18,267
Accrued compensation	46,444	40,564
Intercompany payable	1,735	31,262
Compensation plan liability	24,847	24,413
Servicer principal and interest advances	17,629	9,961
Other liabilities	56,672	56,529

Total other liabilities	$176,095	$180,996

The intercompany payable is primarily due to an intercompany tax sharing agreement with the Corporation, as discussed further in Note 19.

Accrued compensation consists primarily of the Bank’s incentive compensation program. The compensation plan liability includes amounts owed related to the Bank’s deferred compensation plan and long-term incentive compensation plan. The Bank’s compensation plan liability is unfunded as this is not a requirement for the Bank’s specific deferred and long-term incentive compensation plans. While not funded, the Bank’s cash surrender value on key life insurance plans with values of $19.7 million and $19.8 million at December 31, 2011 and 2010, respectively, as disclosed in Note 12 is maintained to offset the majority of the compensation plan liability.

Servicer principal and interest advances are associated with loans purchased and serviced by a third party, in accordance with a servicing contract. These advances represent payments remitted to the Bank, which have not yet been collected by the third party from the borrower. Other liabilities include deferred rent, accruals and other miscellaneous payables.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

17. Income Taxes

The following table summarizes income tax expense (benefit) for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Federal:
Current	$217,042	$450
Deferred	(143,725)	120,216

Total federal	73,317	120,666
State:
Current	22,932	15,765
Deferred	(14,415)	(35,105)

Total state	8,517	(19,340)

Total income tax expense	$81,834	$101,326

The table below reconciles the expected tax expense at the statutory rate of 35% and actual tax expense for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011		2010
	Amount	%	Amount	%
Income before income taxes	$237,678		$365,304
Tax expense computed at statutory rate	83,188	35.0%	127,857	35.0%
Increase (decrease) in expense resulting from:
State taxes, net of federal benefit	5,537	2.3	(12,571)	(3.4)
Income from bank-owned life insurance	(14,786)	(6.2)	(13,753)	(3.8)
Interest on IRS audit, net of federal benefit	7,088	3.0	—	—
Other	807	0.3	(207)	(0.1)

Total income tax expense	$81,834	34.4%	$101,326	27.7%

State income taxes include both current and deferred expense. In 2010, the Bank’s overall effective state income tax rate increased which resulted in the recognition of an additional state deferred tax asset and corresponding deferred state tax benefit. The Bank’s 2011 overall effective state tax rate was comparable to 2010. However, included in the 2011 deferred state taxes is a benefit of $5.3 million related to the reduction in the valuation allowance for state tax net operating loss carryforwards.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table provides significant deferred tax assets and liabilities of the Bank at December 31, 2011 and 2010:

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	December 31,
	2011	2010
Deferred tax assets:
Accrued liabilities and other	$42,035	$38,130
Net operating loss and tax credit carryforwards	110,014	323,128
Net operating loss related to IRS settlement (see Note 18)	206,137	—
Book bad debt reserves – loans	165,908	161,117
Impairment on available-for-sale investment securities	353,770	355,972
Unrealized loss on available-for-sale investment securities	169,226	172,207

Total gross deferred tax assets	1,047,090	1,050,554

Deferred tax liabilities:
Depreciation	10,085	8,368
Identifiable intangible assets	22,162	25,512
Premium on notes receivable	152,185	318,180
Deferred loan costs	8,256	5,894

Total gross deferred tax liabilities	192,688	357,954

Less valuation allowance	8,418	13,760

Net deferred tax assets	$845,984	$678,840

Included in the table above is the effect of certain temporary differences for which no deferred tax expense or benefit was recognized through the income statement. Instead, the associated tax effect was recognized through equity. Such items consisted primarily of unrealized gains and losses on certain investments in debt securities accounted for under ASC 320 and ASC 310-40, as well as net deferred tax liabilities on intangible assets of $18.7 million that were recorded in 2007 related to the acquisition of the Securities Company.

The gross deferred tax asset was $1.0 billion and $1.1 billion at December 31, 2011 and 2010, respectively. The gross deferred tax asset at December 31, 2011 includes $206.1 million resulting from a proposed settlement with the IRS, as discussed in Note 18. The ability to realize deferred tax assets is dependent upon various factors, including the generation of future taxable income, the existence of taxes paid that are expected to be refunded, the reversal of deferred tax liabilities and tax planning strategies. Based on the Bank’s history of prior earnings and its expectations of the future, it is anticipated that operating income and the reversal pattern of its temporary differences will, more likely than not, be sufficient to realize the net deferred tax asset of $846.0 million at December 31, 2011.

At December 31, 2011, $9.0 million in gross deferred tax assets of the Bank were related to net operating losses and tax credits attributable to the Securities Company. The Bank has assessed a valuation allowance of $3.7 million at December 31, 2011 on a portion of these deferred tax

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

assets due to limitations imposed by the Internal Revenue Code (the “Code”). This valuation allowance was recorded during the purchase accounting adjustments related to the acquisition of the Securities Company.

The Bank had federal net operating loss carryforwards (“NOLs”) of $784.4 million at December 31, 2011. State NOLs are approximately $1.0 billion higher than the Federal NOLs and expire over the next 18 years. A valuation allowance of $4.8 million and $10.1 million as of December 31, 2011 and December 31, 2010, respectively, was recorded due to the uncertainty of the ultimate realization of state tax benefits associated with these state NOLs. The expiration dates and amounts of such Federal NOL carryforwards as of December 31, 2011 are listed below:

Amount
Expiration During the Year Ended December 31:
2019	$21,277
2020	2,159
2021	176
2023	1
2024	12
2025	15
2026	5
2029	760,756

Total Federal NOL	$784,401

The Bank’s ability to use its federal NOLs to offset future income is subject to restrictions enacted in Section 382 of the Code. These restrictions limit a company’s future use of NOLs if there is a significant ownership change in a company’s stock (an “Ownership Change”). As a result of the Bank Sale discussed in Note 1, an Ownership Change has occurred that is expected to result in future limitations on the utilization of the NOLs.

18. Income Taxes – Recognition

ASC 740, Income Taxes, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.

A tax position that meets the more likely than not recognition threshold is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more likely than not recognition threshold should be

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more likely than not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met. ASC 740-10-45 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest and penalties.

As of December 31, 2011 and December 31, 2010, there were $15.6 million and $10.0 million, respectively, of unrecognized tax benefits, all of which would affect the Bank’s effective tax rate, if recognized. The total amount of accrued interest and accrued penalties included in such unrecognized tax benefits at December 31, 2011 were $3.9 million and $2.2 million, respectively. The unrecognized tax benefits are not expected to materially increase or decrease in 2012.

The following table reconciles the total amount of unrecognized tax benefits during the year ended December 31, 2011:

Amount
Balance at December 31, 2010	$9,973
Additions as a result of tax positions taken during prior years	7,171
Additions as a result of tax positions taken during current years	—
Reductions relating to settlements with taxing authorities	(1,571)

Balance at December 31, 2011	$15,573

The Bank’s policy is to record interest and penalties on potential income tax deficiencies as an addition to its provision for income tax expense. As of December 31, 2011, tax returns for the tax years ending December 31, 2007 through 2011 are subject to examination by the Internal Revenue Service (the “IRS”), and tax returns for the tax years ending December 31, 2008 through 2011 are subject to state examination. Several routine state tax audits began during 2011.

The IRS is currently auditing the Bank’s 2009 federal income tax return. The primary focus of the audit is the loss on the sale of certain securities to DutchCo. In 2010, the Bank received a federal tax refund of $552.5 million as a result of carrying back this tax loss five years (tax years 2004 – 2008). While the Bank strongly believes in the merits of its technical arguments and believes the tax return positions taken should ultimately be sustained, in 2011 the Bank proposed a non-binding settlement offer to the IRS whereby the tax loss will be respected but a portion of the loss (related to tax years 2004, 2005, and 2006) realized on the sale of the securities to DutchCo will be carried forward rather than carried back (thereby leaving the tax loss carried back to tax years 2007 and 2008 intact). In April 2011, the IRS examination team verbally accepted the proposal and subsequently issued a Notice of Proposed Adjustment (NPA) in early

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

May 2011. The Bank formally responded to the NPA with its position as to why the loss should be allowed, along with a proposed Closing Agreement. The settlement was approved by the IRS Appeals Division in September 2011. The Bank executed the Closing Agreement and the IRS Appeals Division submitted it to the Joint Committee on Taxation on October 5, 2011. Final approval by the Joint Committee on Taxation is expected in early 2012. Since the Bank believed that it was more likely than not that the required approvals will be obtained and the settlement accepted, a current tax payable of $206.1 million was accrued during 2011 along with an offsetting deferred tax asset (DTA) of approximately the same amount. The Bank paid $206.1 million to the IRS at the end of June 2011 to prevent the accrual of additional interest. This amount relates to tax refunds the Bank received when the NOL was carried back to tax years 2004, 2005, and 2006. The Bank also recorded an interest charge of $10.9 million through the income tax provision, included in the Consolidated Statement of Operations, as a result of the IRS settlement. Should the Joint Committee on Taxation deny the settlement, the Bank would reverse this accounting impact and continue to defend the original positions taken.

19. Related-Party Transactions

Management believes that all transactions entered into with related parties are consummated at substantially the same terms, including interest rates and collateral, if applicable, as those prevailing at the time for other non-related parties. All payables and receivables related to the below-mentioned activity were settled under terms customary to those normally extended to non-related parties.

The Bank incurred management fee expenses from the Global Parent Company of $13.1 million and $10.7 million for the years ended December 31, 2011 and 2010, respectively.

During 2011 and 2010, the Bank made payments to several affiliates for various services rendered. The Bank incurred miscellaneous expenses for professional and other services of $241,000 and $219,000 to other affiliates owned by the Global Parent Company for the years ended December 31, 2011 and 2010, respectively. The Bank made cash contributions to ING DIRECT Kids Foundation totaling $750,000 during the year ended December 31, 2010; no cash contributions were made in 2011.

The Bank leases two properties from a related party, WS Realty, LLC, a wholly owned subsidiary of the Corporation. The Bank incurred rental expense paid to WS Realty, LLC of $3.9 million and $3.8 million, respectively, during each of the years ended December 31, 2011 and 2010.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The Corporation, which includes the Bank and its subsidiaries, files a consolidated federal income tax return. The amount of income tax expense or benefit is computed and allocated on a separate return basis. The Bank had an intercompany payable to the Corporation of $1.7 million and $30.2 million at December 31, 2011 and 2010, respectively which is included in other liabilities in Note 16. See Note 17 for more information related to income taxes. Also included in other liabilities were intercompany payables to other affiliates owned by the Global Parent Company of $15,000 and $1.1 million at December 31, 2011 and 2010, respectively.

20. Employee Benefit Plans

The Bank maintains a defined contribution savings plan covering substantially all employees. The plan allows eligible employees to make contributions by salary deduction pursuant to the provisions of Section 401(k) of the Internal Revenue Code. Discretionary matching contributions by the Bank expensed in the consolidated financial statements were $7.8 million and $7.5 million for the years ended December 31, 2011 and 2010, respectively.

During the third quarter of 2010, the Bank implemented a Pension Plan for the benefit of all employees. The plan, which is a Money Purchase Plan, supplements the Bank’s current 401(k) Plan, as the contributions are 100% employer made. This qualified plan will provide a uniform 5% contribution on applicable compensation, and investment of the funds will be directed by the Bank. The plan has a six year graded vesting schedule with credit towards vesting provided for past service. Contributions expensed in the consolidated financial statements were $4.6 million and $3.6 million for the years ended December 31, 2011 and 2010, respectively.

In addition to the above plans, the Bank offers a non-qualified deferred compensation plan and a non-qualified long-term incentive compensation plan. Like the 401(k) plan, both of these plans provide participants with self-direction among the deemed investment options for their account balances. The deferred compensation plan is offered to members of senior management. Qualified employees can elect to defer a portion of their compensation into the plan and receive a Bank match up to 6% of compensation. Changes in the notional value of the deferred compensation plan liability and matching credits are reflected in current period earnings. The outstanding liabilities to participating employees were $17.6 million and $13.7 million as of December 31, 2011 and 2010, respectively and are included within other liabilities in the Consolidated Statements of Financial Condition. See Note 16 for further discussion of other liabilities.

The long-term incentive compensation plan is offered to members of executive management. Upon successfully achieving Bank operation performance goals, annual incentive awards may be contributed by the Bank to accounts of eligible employees. Changes in the notional value of the long-term incentive compensation plan liability and the annual awards granted to participants are reflected in current period earnings. The outstanding liabilities to participating employees were $7.2 million and $10.7 million as of December 31, 2011 and 2010, respectively and are included

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

within other liabilities in the Consolidated Statements of Financial Condition. See Note 16 for further discussion of other liabilities. All awards granted were fully vested as of December 31, 2011 and 2010.

21. Commitments and Contingencies

Financial Instruments with Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments and, therefore, represent the maximum exposure to credit loss in the event of non-performance by the other party to the financial instrument. In the event of nonperformance, the Bank has rights to the underlying collateral securing a loan.

Financial instruments whose contract amounts represent credit risk at December 31, 2011 and 2010 were as follows:

	December 31,
	2011	2010
Residential mortgage	$1,323,644	$2,758,825
Home equity	571,923	598,736
Other loans	537,695	476,857

Total commitments to extend credit	$2,433,262	$3,834,418

Commitments to extend credit are agreements to lend to a customer as long as there is no significant violation of any conditions established in the contract. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, received on loan commitments is dependent upon the individual transaction and the creditworthiness of the customer. Many commitments to extend credit expire without ever having been drawn upon, so the total commitment amounts may not necessarily represent future cash requirements. The commitments at December 31, 2011 and 2010 were principally related to variable rate loans.

Included in other loans are commercial letters of credit and overdraft lines of credit. Letters of credit are conditional commitments issued by the Bank generally to guarantee the performance of a customer to a third party in borrowing arrangements. The Bank considers commitments outstanding as of the day the commitment letter is issued.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

At December 31, 2011 and 2010, outstanding letters of credit issued by the Bank totaled $64,000 and $133,000, respectively.

Mortgage Commitments

During the second quarter of 2011, the Bank entered into purchase agreements with certain financial intermediaries whereby, after the financial intermediary funds and closes a loan, that loan will be acquired by the bank at a specified price. As a result of these forward purchase commitments, the Bank records a mark-to-market adjustment during the rate-lock period until acquisition of the loan by the Bank. These market value adjustments are recorded to the Consolidated Statements of Financial Condition and are included in other assets and other liabilities, as deemed appropriate. At December 31, 2011, the Bank had $277,000 in other assets and $110,000 in other liabilities, respectively, for these commitments.

Prior to July 2011, the Bank also originated certain loans through a financial intermediary, which, once funded, were included in loans held for sale. As a result of the forward purchase commitment to fund the loan through the financial intermediary, the Bank recorded a mark-to-market adjustment during the rate-lock period. Simultaneous with the funding of the loan, the Bank also had a forward sales commitment with the financial intermediary to acquire these loans from the Bank, for which the Bank also recorded a mark-to-market adjustment. These mark-to-market adjustments were recorded to the Consolidated Statements of Financial Condition and were included in other assets or other liabilities, as deemed appropriate, while the amounts recorded to the Consolidated Statements of Operations offset and had no impact. During the third quarter of 2011, the Bank discontinued originating loans through this financial intermediary. At December 31, 2010, the Bank had $207,000 included in other assets and other liabilities for these commitments.

Legal Proceedings

From time to time, the Bank may be a party to lawsuits or legal proceedings arising in the ordinary course of business. Such lawsuits and legal proceedings are subject to many uncertain factors that generally cannot be predicted with assurance. In accordance with the current accounting standards for loss contingencies, the Bank establishes reserves for litigation-related matters when it is probable that a loss associated with a claim or proceeding had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. In the opinion of management, the aggregate liability, if any, arising out of lawsuits or legal proceedings, is not currently material to the accompanying Consolidated Financial Statements.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

In January 2011, mortgage customers filed a putative class action complaint in the Superior Court of the State of Delaware, entitled Yarger v. ING Bank, fsb. The Bank removed the case to the U.S. District Court for the District of Delaware and filed an answer in March 2011. The complaint is brought on behalf of plaintiffs and all similarly-situated customers who purchased an Orange Mortgage or Easy Orange Mortgage from the Bank for the period October 2005 through May 2009, and were allegedly marketed with a guaranteed Rate Renewal fee of $500 or $750 for the remaining life of the loan. The complaint alleges claims under: Delaware’s Consumer Fraud Act, common law fraud, promissory estoppel, breach of implied covenant of good faith and fair dealing, violation of the Truth-in-Lending Act, and unjust enrichment. No specific monetary demand was made in the complaint; however, plaintiffs did request compensatory, statutory treble damages and punitive damages, interest, attorneys’ fees and costs.

A class has not been certified by the court. The parties are currently in the briefing stage of the motion for class certification and expect the court to hear arguments on the motion in late Q2 or Q3 2012. The Bank is vigorously defending this matter and has proffered considerable arguments as to why the motion should be denied and a class should not be certified. At this time, it is the opinion of management, that the Bank’s liability, if any, arising out of this litigation, will not have a material adverse impact on the accompanying Consolidated Financial Statements.

As lawsuits or legal proceedings develop, the Bank monitors the matters for further developments that could affect previous accruals or disclosures, if any, and updates such amounts accrued or disclosures previously provided, as appropriate.

22. Concentration of Credit Risk

The Bank had no concentration of mortgage loans in any state in excess of 10% of the total loan portfolio, except California which was approximately 25% and 26% at December 31, 2011 and 2010, respectively. In addition, Illinois was approximately 10% at December 31, 2010. See Note 8 for further discussion of concentration of loans by state.

In compliance with disclosure requirements of ASC 275-10, Risks and Uncertainties, the Bank has non-traditional loans in the form of interest-only mortgages. The amounts of such loans were $10.5 billion and $13.0 billion at December 31, 2011 and 2010, respectively. The economic characteristics of these non-traditional loans are considered when management records a provision for loan losses on its mortgage portfolio. The remainder of the Bank’s loan portfolio principally includes variable rate loans, for which interest rates generally reset for the first time within three to seven years after the loans’ closing date and annually thereafter.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The following table summarizes the combined fair value of the Bank’s available-for-sale and held-to-maturity investment securities by credit rating as of December 31, 2011 and 2010:

	December 31,
	2011		2010
	Amount Outstanding	Percent of Amount Outstanding	Amount Outstanding	Percent of Amount Outstanding
Credit Rating(1)
AAA(2)	$2,282,818	7.7%	$24,535,148	86.7%
AA(2)	24,825,213	83.2	204,586	0.7
A	96,653	0.3	256,453	0.9
BBB	156,905	0.5	309,865	1.1
Non-Investment Grade(3)	2,480,428	8.3	3,013,105	10.6

Total	$29,842,017	100.0%	$28,319,157	100.0%

(1)	The credit rating provided represents the lowest available published rating from Standard and Poor’s, Moody’s and Fitch.
(2)	On August 5, 2011, Standard and Poor’s lowered the long-term rating of the U.S. government and federal agencies from AAA to AA+. As a result, the Bank’s holdings of AAA securities decreased and the Bank’s holdings of AA securities increased.
(3)	Non-investment grade securities are those rated below BBB-.

23. Stock-based Compensation

Select Bank employees may be awarded stock-based compensation in the Global Parent Company’s stock as a form of variable, performance-based compensation. The Bank accounts for stock-based compensation issued to employees in accordance with the fair value provisions of ASC 718-10, Compensation—Stock Options. The stock-based compensation plans are managed entirely by the Global Parent Company. In accordance with the fair value provisions of ASC 718, stock-based compensation cost is measured at the grant date, with the expense recognized over the appropriate vesting period using a straight-line method. The fair value of the share-based compensation on the date of grant is calculated by the Global Parent Company using a Monte Carlo simulation-based valuation model which uses the following inputs, as determined by the Global Parent Company: risk free interest rate, expected life, the current stock price, expected volatility and expected dividend yield. The Bank recorded $5.5 million and $2.8 million of total stock-based compensation expense during the years ended December 31, 2011 and 2010, respectively, which is included in salaries and employee benefits expense within the Consolidated Statements of Operations, as well as in paid-in capital from the Global Parent Company.

There are four share-based payment plans managed by the Global Parent Company. The first plan provides stock options which vest over three years, expire after five or ten years, and require a certain continuous period of service. For the years ended December 31, 2011 and 2010, the Bank recorded $821,000 and $1.3 million, respectively, in expense related to options granted.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The second plan provides for the issuance of performance shares. The fair value of performance share awards granted is amortized over the vesting period of the share award and requires a certain continuous period of service. For the years ended December 31, 2011 and 2010, the Bank recorded $1.1 million and $1.2 million, respectively, of expense related to the issuance of performance shares.

The third plan provides for the issuance of deferred share units which are issued unconditionally upon the participant remaining an employee for an uninterrupted period of three years from the date of grant. The fair value of deferred share units granted is amortized over the three-year vesting period from the date of grant. On the date of vesting, eligible employees will be entitled to receive the cash equivalent fair value of the deferred share units. For the years ended December 31, 2011 and 2010, the Bank recorded $747,000 and $270,000 of expense, respectively, related to the issuance of the deferred share units.

During the first quarter of 2011, the Global Parent Company adopted the fourth plan which provides for the issuance of deferred share units or deferred cash payments in accordance with the terms of a Long Term Sustainable Performance Plan (LSPP) agreement. For the year ended December 31, 2011, the Bank recorded $2.9 million of expenses related to the issuance of these shares.

24. Fair Value of Financial Instruments

The carrying amounts of financial instruments (i.e., monetary assets and liabilities) are determined under different accounting methods. The following disclosure discusses these instruments on a uniform fair value basis. For a portion of the Bank’s financial instruments, no quoted market exists; therefore, estimates of fair value are based on a number of assumptions regarding the amount and timing of estimated future cash flows, which are discounted to reflect varying degrees of risk. Given the uncertainties surrounding these assumptions, the reported fair values may not represent actual values of financial instruments that could have been realized as of December 31, 2011 or that will be realized in the future. Use of different assumptions or methodologies is likely to result in significantly different fair value estimates.

The Bank accounts for fair value measurement in accordance with ASC 820. In accordance with ASC 825-10-50-10, Fair Value of Financial Instruments, the Bank is required to disclose the fair value of financial instruments. A summary of the practices used for determining the Bank’s fair value of its financial instruments is as follows:

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Cash and Cash Equivalents, Federal Funds Sold, FHLB Stock, Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase – Current carrying amounts approximate fair value.

Investment Securities and Securities Sold Not Yet Purchased – Fair value measurement is based upon prices provided by third-party vendors or quoted prices when available. Third-party vendors may utilize matrix pricing or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions, vintage, and other credit loss assumptions when actual market trades are not available.

Notes Receivable Held for Investment and Notes Receivable Held for Sale – Fair value is based on market assumptions which incorporate expected payments, coupon rates and forward interest rate curves. Once determined, the assumptions are used to calculate the present value of the estimated cash flows of the notes.

Loans – Fair value is based on market based assumptions obtained in the secondary market. The assumptions are used to calculate the present value of the estimated cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposits – The fair value of deposits with no stated maturity, which include checking and savings deposits, are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Deposits with a stated maturity, which include time deposits, have been valued using the present value of cash flows discounted at rates approximating the current market for similar deposits.

Borrowings – Borrowings have been valued using the present value of cash flows discounted at rates approximating the current market for similar liabilities.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The fair value and carrying amounts of financial instruments at December 31, 2011 and 2010 are summarized as follows:

	December 31,
	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$6,483,515	$6,483,515	$516,390	$516,390
Investment securities available for sale	29,240,204	29,240,204	27,315,780	27,315,780
Investment securities held to maturity	575,026	601,813	934,574	1,003,377
Investment securities trading	2,569	2,569	2,027	2,027
FHLB stock	370,360	370,360	454,705	454,705
Notes receivable held for sale	11,461,089	11,461,089	—	—
Notes receivable held for investment	—	—	15,516,521	15,120,340
Loans	41,063,433	40,615,720	40,018,497	39,526,288

Total financial assets	$89,196,196	$88,775,270	$84,758,494	$83,938,907

Financial liabilities:
Checking	$16,804,600	$16,804,600	$13,996,550	$13,996,550
Savings	61,795,770	61,795,770	56,047,928	56,047,928
Time deposits	4,380,892	4,394,525	7,612,323	7,662,821
Borrowings	—	—	1,063,000	1,136,002
Securities sold, not yet purchased	138	138	5,267	5,267

Total financial liabilities	$82,981,400	$82,995,033	$78,725,068	$78,848,568

25. Fair Value Measurement

The Bank accounts for fair value measurements in accordance with ASC 820. ASC 820-10 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date and establishes a framework for measuring fair value. It establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date and expands the disclosures about instruments measured at fair value. ASC 820-10 requires consideration of a company’s own creditworthiness when valuing liabilities.

Determination of Fair Value

The following is a description of the Bank’s valuation methodology for investment securities. Fair value is based upon quoted market prices when available. When market quotes are not available, the Bank utilizes an internal process to determine fair value based on a range of external vendor prices. The selection of the vendor price most representative of fair value for the Bank’s private label residential mortgage backed securities is driven by an internal process

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

which utilizes regression analysis to determine a hierarchy of the Bank’s external vendors based on correlation with recently observed market activity for similar or the same securities. For security classes other than the private label residential mortgage backed securities, the Bank utilizes a vendor hierarchy to value the respective security. The Bank performs internal validation procedures to assess the reasonableness of fair value by asset class. The price selected from the preferred vendor is subject to an outlier test. The outliers are further researched and may result in a different vendor price selection if it is more representative of fair value.

The methods described above may produce a current fair value calculation that may not be indicative of net realizable value. The Bank believes that the procedures utilized to determine fair value are appropriate and consistent with other market participants. However, the use of different methodologies or different assumptions to value certain financial instruments could result in a varying range of fair value.

Fair Value Hierarchy

ASC 820-10 specifies a three-level grouping or hierarchy, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s internal market assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuations in which all significant assumptions are observable in the market.

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of discounted cash flow models, option pricing models and similar techniques.

ASC 820 requires the Bank to disclose the fair value for financial assets on both a recurring and non-recurring basis. The Bank’s policy is to recognize transfers in and transfers out as of period end. There were no transfers between levels during the years ended December 31, 2011 and 2010. The following is a description of the valuation methodologies utilized by the Bank, as well as the general classification of such instruments pursuant to the fair value hierarchy.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Assets

Investment Securities Trading – Investment securities trading include odd lot and fractional shares of readily marketable common stock and exchange-traded funds retained when shares are purchased by the Securities Company on behalf of customers. Currently, all investment securities trading on the Bank’s books are classified as Level 1 securities as they are all traded on an active exchange, such as the New York Stock Exchange.

Securities Available for Sale – Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices when available. When market quotes are not available, the Bank utilizes an internally developed process to guide the selection of a third-party vendor price. Level 1 securities, which includes U.S. Treasuries, are those securities traded in an active market. Level 2 securities include U.S. government, foreign government, foreign agency, U.S. agency mortgage-backed securities, certain private label mortgage-backed and commercial mortgage-backed securities. Level 3 securities include certain private label residential mortgage-backed securities. Level 3 indicates that significant valuation assumptions are not consistently observable in the market due to market illiquidity for certain asset classes. These inputs reflect management’s judgment about the assumptions that a market participant would use in valuing the asset and are based on the best available information, some of which is internally developed.

Notes Receivable Held for Sale – Notes receivable held for sale are carried at the lower of amortized cost or fair value and as a result are measured at fair value on a non-recurring basis. The fair value of notes receivable is calculated using a discounted cash flow model, which includes expected cash flows of principal, interest, transaction fees and management fees. These cash flows are based upon a forecast of the underlying cash flows expected to be paid from the Dutch State to the Bank. In addition, the collateral cash flows are used to determine the amount of principal, allocated between the fixed and floating components, and interest that is expected to be received on the Dutch State payments. The expected outstanding balance of the underlying collateral is used to determine the expected annual transaction fee and management fee payments. All cash flows are discounted using the U.S. Treasury yield curve, as the payments from the Dutch State constitute direct and unconditional obligations of a comparable sovereign security. These instruments are classified as Level 3.

Impaired Loans – Impaired loans are measured for fair value on a non-recurring basis and recorded at the lower of cost or fair value. The fair value of impaired loans is calculated based upon the present value of expected future cash flows, the market price of the loan, or the fair value of the underlying collateral less cost to sell, if the loan is collateral dependent. As such, these types of loans are classified as Level 2.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Other Real Estate Owned Properties – These properties are carried at the lower of carrying value or fair value less costs to sell on a non-recurring basis. Fair value is generally based upon independent market prices or appraised values of the property, which are observable inputs. Accordingly, the Bank classifies other real estate owned properties as Level 2.

Liabilities

Securities Sold, Not Yet Purchased – Securities sold, not yet purchased represent securities that the Bank has sold to other parties but does not own and are fair valued on a recurring basis. The Bank is obligated to purchase these securities at a future date. Fair value measurement for securities sold, not yet purchased is based upon quoted market prices in active markets and, therefore, are classified as Level 1 liabilities. The Bank includes these balances as part of other liabilities.

Financial Instruments Recorded at Fair Value on a Recurring Basis

The table below summarizes the Bank’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010:

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
December 31, 2011
Assets:
Money market funds	$3,352	$—	$—	$3,352
Trading securities	2,569	—	—	2,569
Government obligations:
Government guaranteed securities	—	6,537,505	—	6,537,505
US Treasuries	1,940,903	—	—	1,940,903
Mortgage-backed securities:
Agency pass-through securities	—	17,280,445	—	17,280,445
Prime	—	588,220	—	588,220
Alt-A	—	1,534,794	597,595	2,132,389
Commercial	—	256,907	—	256,907
Subprime	—	—	60,746	60,746
Covered Bonds	—	425,545	—	425,545
Mutual funds	17,544	—	—	17,544

Total assets	$1,964,368	$26,623,416	$658,341	$29,246,125

Liabilities:
Securities sold, not yet purchased	$138	$—	$—	$138

Total liabilities	$138	$—	$—	$138

December 31, 2010
Assets:
Money market funds	$48,142	$—	$—	$48,142
Trading securities	2,027	—	—	2,027
Government obligations:
Government guaranteed securities	—	7,021,239	—	7,021,239
US Treasuries	2,013,024	—	—	2,013,024
Mortgage-backed securities:
Agency pass-through securities	—	14,017,811	—	14,017,811
Prime	—	918,942	—	918,942
Alt-A	—	2,185,953	799,560	2,985,513
Commercial	—	262,601	—	262,601
Subprime	—	—	80,038	80,038
Mutual funds	16,612	—	—	16,612

Total assets	$2,079,805	$24,406,546	$879,598	$27,365,949

Liabilities:
Securities sold, not yet purchased	$5,267	$—	$—	$5,267

Total liabilities	$5,267	$—	$—	$5,267

The table below includes a rollforward of the balance sheet amounts for the years ended December 31, 2011 and 2010 (including changes in fair value) for all financial instruments classified by the Bank within Level 3 of the fair value hierarchy. When a determination is made to classify a financial instrument within Level 3, the decision is based on the significance of the unobservable parameters to the overall fair value measurement. However, Level 3 financial

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

instruments typically include, in addition to the unobservable or Level 3 components, observable components (components that can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to unobservable, as well as observable, factors that are part of the valuation methodology.

	Available-for-sale
	Mortgage-backed Securities
	Alt-A	Subprime	Total
Balance, December 31, 2009	$756,581	$60,924	$817,505
Total gains (losses)—(realized/unrealized)
Included in earnings (or changes in net assets)	(37,413)	2	(37,411)
Included in other comprehensive income	293,541	25,268	318,809
Settlements	(213,149)	(6,156)	(219,305)

Balance, December 31, 2010	$799,560	$80,038	$879,598
Total gains (losses)—(realized/unrealized)
Included in earnings (or changes in net assets)	(53,245)	46	(53,199)
Included in other comprehensive income	31,014	(14,456)	16,558
Settlements	(179,734)	(4,882)	(184,616)

Balance, December 31, 2011	$597,595	$60,746	$658,341

The amount of total gains or losses for the year included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses on assets held at December 31,(1)
2011	$(53,245)	$46	$(53,199)
2010	$(37,413)	$2	$(37,411)

(1)	Amount presented primarily represents impairments on available-for-sale securities, which are recorded in other-than-temporary impairment in non-interest income and premium/discount amortization, which is recorded in interest income on the Consolidated Statements of Operations.

No transfers between levels occurred during the years ended December 31, 2011 or 2010.

The table below summarizes gains and losses, due to changes in fair value, which were recorded in earnings for Level 3 assets during the years ended December 31, 2011 and 2010 as well as changes in unrealized gains and losses, also recorded in earnings, during the years ended December 31, 2011 and 2010 for Level 3 assets which were still held as of December 31, 2011 and 2010.

	Year Ended December 31,
	2011	2010
Total gains or losses included in earnings (or changes in net assets):(1)	$(53,199)	$(37,411)

(1)	Amount presented primarily represents impairments on available-for-sale securities, which are recorded in other-than-temporary impairment in non-interest income and premium/discount amortization, which is recorded in interest income on the Consolidated Statements of Operations.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

The amount of Level 3 securities will likely continue to be a function of market conditions. An increase in dislocation and corresponding decrease in new issuance and trading volumes could result in the reclassification of additional securities to Level 3. If market conditions improve and pricing transparency and consistency increase, assets currently classified as Level 3 could be reclassified to a higher level.

Assets Recorded at Fair Value on a Nonrecurring Basis

The Bank may be required, from time to time, to measure certain assets at fair value on a non-recurring basis in accordance with GAAP, that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, certain assets are carried at the lower of cost or market). The valuation methodologies used to measure these fair value adjustments are described previously in this note. At December 31, 2011 and 2010, these assets were valued in accordance with GAAP and, except for those indicated in the table below which summarizes the Bank’s assets measured at fair value on a non-recurring basis, did not require fair value disclosure under the provisions of ASC 820:

	Fair Value Hierarchy				Total Losses
	Level 1	Level 2	Level 3	Total
December 31, 2011
Assets:
Notes receivable held for sale(1)	$—	$—	$11,461,089	$11,461,089	$(52,168)
Impaired loans	—	759,528	—	759,528	(43,681)
Other real estate owned	—	48,877	—	48,877	(9,981)

Total assets	$—	$808,405	$11,461,089	$12,269,494	$(105,830)

December 31, 2010
Assets:
Impaired loans	$—	$1,061,303	$—	$1,061,303	$(499)
Other real estate owned	—	73,574	—	73,574	(12,430)

Total assets	—	1,134,877	—	1,134,877	(12,929)

ING Bank, fsb and Subsidiaries

As of December 31, 2011 and 2010 and

for the Years Ended December 31, 2011 and 2010

With Report of Independent Auditors

(1)	Total losses represent the fair value adjustment taken subsequent to the re-characterization to held for sale and does not include the initial fair value adjustment of $304.0 million recorded at June 16, 2011.

26. Regulatory Matters

Previously, as a federal stock savings bank, the Bank was subject to the supervision and regulation of the Office of Thrift Supervision (“OTS”). As a result of the Dodd-Frank Act, the functions and authority of the OTS were assumed by the OCC on July 21, 2011. As part of the integration of the OTS functions into the OCC, the OTS capital regulations for savings institutions will remain unchanged until the first quarter of 2012. As such, for the third and fourth quarters of 2011, the Bank must maintain “tangible” capital equal to 1.5% of adjusted

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

total assets, “core” capital equal to 4% of adjusted total assets, “Tier 1” capital equal to 4% of risk-weighted assets, and “total” or “risk-based” capital (a combination of core and supplementary capital) equal to 8% of risk-weighted assets, as defined by standards set by the OTS.

Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. The Bank’s capital amounts have been computed in accordance with regulatory practice. At December 31, 2011, management believes the Bank was in compliance with all regulatory capital requirements and is a “well-capitalized” institution. Management anticipates that the Bank will continue to be classified as well-capitalized.

The table below summarizes the Bank’s capital position as of December 31, 2011 and 2010:

	$000,000	$000,000	$000,000	$000,000	$000,000	$000,000
	Actual		To be Adequately Capitalized Under Prompt Corrective Action Provisions		To be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total risk-based capital (to risk-weighted assets)	$9,353,395	29.50%	$2,536,737	8.00%	$3,170,921	10.00%
Leverage ratio (tier 1 capital to adjusted total assets)	8,956,405	9.72	3,684,638	4.00	4,605,798	5.00
Tangible capital (to tangible assets)	8,956,405	9.72	1,381,739	1.50	N/A	N/A
Tier 1 risk-based capital (to risk-weighted assets)	8,956,405	28.25	1,268,368	4.00	1,902,553	6.00

December 31, 2010
Total risk-based capital (to risk-weighted assets)	$9,271,168	28.08%	$2,640,957	8.00%	$3,301,197	10.00%
Leverage ratio (tier 1 capital to adjusted total assets)	8,858,263	10.09	3,511,106	4.00	4,388,882	5.00
Tangible capital (to tangible assets)	8,858,263	10.09	1,316,665	1.50	N/A	N/A
Tier 1 risk-based capital (to risk-weighted assets)	8,858,263	26.83	1,320,479	4.00	1,980,718	6.00

The decline in the Bank’s Leverage ratio from December 31, 2010 includes the impact of the deferred tax asset recorded as part of the potential IRS settlement, as discussed in Note 17, which is disallowed in Tier 1 capital. This related increase in Tier 1 capital was partially offset by the projected impact of the sale of the Notes Receivable, as discussed in Note 6.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

On August 5, 2011, Standard and Poor’s lowered the long-term rating of the U.S. government and federal agencies from AAA to AA+. As a result of the announcement, the federal banking agencies provided a Joint Release that indicated that for risk-based capital purposes, the risk weights for Treasury securities and other securities issued or guaranteed by the U.S. government, government agencies and government-sponsored entities will not change.

The ability of the Bank to pay dividends to the Corporation is controlled by certain regulatory restrictions. Generally, dividends declared in a given year by the Bank are limited to its net profit, as defined by regulatory agencies, for that year, combined with its retained net income for the preceding two years. In addition, the Bank may not declare any dividends if such declaration would leave the bank inadequately capitalized. Therefore, the ability of the Bank to declare dividends will generally depend on its future net income and capital requirements. The Bank did not pay dividends to the Corporation during the years ended December 31, 2011 and 2010.

The Bank’s deposits are insured to applicable limits by the FDIC. As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which was signed into law on July 21, 2010, the maximum deposit insurance limit was increased permanently to $250,000. In November, 2009, the FDIC amended the assessment regulations to require all insured depository institutions to prepay their estimated risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 on December 30, 2009. For purposes of estimating the future assessments, each institution’s base assessment rate in effect on September 30, 2009 was used, assuming a 5% annual growth rate in the assessment base and a three basis point increase in the assessment rate in 2011 and 2012. The prepaid assessment will be applied against actual quarterly assessments until exhausted. Any funds remaining after June 30, 2013 will be returned to the institution. If the prepayment would impair an institution’s liquidity or otherwise create significant hardship, it was able to apply for an exemption. Requiring this prepaid assessment does not preclude the FDIC from changing assessment rates or from further revising the risk-based assessment system. The Bank’s prepaid assessment, which was originally paid in December 2009, was $293.8 million and $422.2 million at December 31, 2011 and 2010, respectively, which is included in prepaid assets in the Consolidated Statements of Financial Condition.

The Securities Company

The Securities Company is subject to the SEC Uniform Net Capital Rule (Rule 15c3-1) which requires that the Securities Company maintains minimum net capital equivalent to the greater of $250,000 or 6.67% of aggregate indebtedness, and requires that the ratio of aggregate indebtedness to net capital shall not exceed 15 to 1. At December 31, 2011, the Securities Company had net capital of $107.0 million, as defined, which was $105.7 million in excess of its required minimum net capital of $1.3 million. The Securities Company ratio of aggregate indebtedness to net capital was 0.18 to 1 and 0.19 to 1 at December 31, 2011 and 2010, respectively.

ING Bank, fsb and Subsidiaries

Notes to Consolidated Financial Statements (continued)

(All dollar amounts presented in tables are in thousands)

Advances to affiliates, repayment of subordinated borrowings, dividend payments, and other equity withdrawals are subject to certain notification and other provisions of the SEC Uniform Net Capital Rule or other regulatory bodies.

Under the clearing arrangement with the clearing broker, the Securities Company is required to maintain certain minimum levels of net capital and to comply with other financial ratio requirements. At December 31, 2011, the Securities Company was in compliance with all such requirements.

27. Subsequent Events

After receiving all necessary regulatory approvals and in accordance with the terms of the Bank Sale, Capital One acquired the Bank and certain other U.S. assets and liabilities of the Corporation for approximately $9.0 billion in a combination of cash and shares on February 17, 2012. Immediately prior to the Bank Sale, the Bank sold the IABF notes receivable to ING Bank, N.V. at the February 17, 2012 fair value of the notes for proceeds of approximately $10.9 billion including accrued interest receivable. As a result of the acquisition of the Bank by Capital One, the Bank’s assets and liabilities will be recorded at their estimated fair values on February 17, 2012. For more information about the terms of the Bank Sale or the terms of the sale of the IABF notes, see Notes 1 and 6, respectively, in these financial statements.

On February 23, 2012, the FHLB redeemed $18.6 million in stock at par value.

Subsequent to February 17, 2012, the Bank entered into an unsecured intercompany loan agreement with Capital One Bank, NA, (“COBNA”) an affiliate of Capital One. Amounts borrowed by COBNA under the intercompany loan agreement as of March 5, 2012 are $6.0 billion. Interest on these borrowings is calculated daily using the then-effective Federal Funds rate.

The Corporation has evaluated subsequent events through March 5, 2012, which is the date these financial statements are being issued, and there are no matters to report other than those previously disclosed in this note.